UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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pSivida Corp.

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480 Pleasant Street

Watertown, MA 02472

United States

October 26, 2016

Dear Fellow Stockholders,

It is our pleasure to invite you to this year’s Annual Meeting, which will be held on December 12, 2016 at 10:00 a.m. (US EST), at pSivida’s Corporate Headquarters, 480 Pleasant Street, Watertown, Massachusetts 02472.

The proxy statement accompanying this letter describes the business that we will consider at the meeting and provides voting instructions. Whether or not you plan to attend this year’s Annual Meeting, your vote is important.

Yours sincerely,

Dr. David J. Mazzo	Nancy Lurker
Chairman	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 12, 2016

Date:	Monday, December 12, 2016 (Watertown, Massachusetts)

Time:	10:00 a.m. (US EST)

Place:	pSivida Corp., 480 Pleasant Street, Watertown, MA 02472

Purpose of the Meeting

The purpose of the meeting is to consider and act upon the following:

•	election of six directors

•	approval of stock option grant and restricted stock unit grant to the chief executive officer

•	approval of stock option grants to the non-executive directors

•	advisory vote on executive compensation (the “say-on-pay” vote)

•	approval of the pSivida Corp. 2016 Incentive Plan

•	ratification of appointment of the independent registered public accounting firm

•	any other business properly brought before the meeting

Who May Vote at the Meeting

Stockholders of record at the close of business on October 14, 2016 (US EDT) are entitled to notice of, and to vote at, the 2016 Annual Meeting of Stockholders and any adjournments. A list of stockholders as of the record date will be available for stockholder inspection at the Annual Meeting of Stockholders and at our executive offices during normal business hours from November 28, 2016 to the date of the 2016 Annual Meeting.

Holders of record of CHESS Depositary Interests at the close of business on October 14, 2016 (US EDT) also are entitled to notice of the 2016 Annual Meeting of Stockholders and any adjournments. Such holders may instruct CHESS Depositary Nominees Pty Limited, the record holder of the common stock underlying the CHESS Depositary Interests, to vote on their behalf in accordance with the voting procedures set forth in the proxy statement.

By Order of the Board of Directors

Lori Freedman

Secretary

October 26, 2016

Watertown, Massachusetts

PROXY STATEMENT

The Board of Directors of pSivida Corp. (the Board) is soliciting your proxy for the 2016 Annual Meeting of Stockholders, or Annual Meeting.

The record date for the Annual Meeting is October 14, 2016 (US EDT). Each stockholder of record at the close of business on the record date is entitled to notice of, and to vote at, the Annual Meeting and any adjournments. Each of the 34,176,999 shares of common stock outstanding on the record date is entitled to one vote. The presence in person or by proxy of one-third of the shares of common stock outstanding is required for a quorum for the meeting.

Each holder of record of CHESS Depositary Interests (CDIs) at the close of business on the record date also is entitled to notice of the Annual Meeting and any adjournments, and may instruct CHESS Depositary Nominees Pty Limited (CDN), the record holder of the common stock underlying our CDIs, to vote on its behalf by following the instructions set forth below. Each CDI represents one share of our common stock.

Only pSivida Corp. stockholders, holders of a proxy of a pSivida Corp. stockholder, CDI holders and holders of a proxy of a CDI holder are invited to attend the Annual Meeting. The meeting is not open to the general public or press. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about the date of the notice of meeting. Throughout this proxy statement, references to “$” are to U.S. dollars and references to “we”, “pSivida” and the “Company” refer to pSivida Corp.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 12, 2016: This proxy statement and the Annual Report for our fiscal year ended June 30, 2016 are available on the following websites: www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

VOTING INSTRUCTIONS

Voting Process for Stockholders

Stockholders may vote their shares by proxy in any of the following three ways:

•

By Internet: You may vote by Internet 24 hours a day through 1:00 a.m., December 12, 2016 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by Internet, you do not need to return your proxy card.

•

By Telephone: You may vote by telephone 24 hours a day through 1:00 a.m., December 12, 2016 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by telephone, you do not need to return your proxy card.

•	By Mail: You may vote by signing and returning the enclosed proxy card as indicated.

You may revoke your proxy at any time before it is voted by properly executing and delivering a later-dated proxy card, by later voting by Internet or telephone, by delivering a written revocation to the Company Secretary or by attending the Annual Meeting, requesting a return of your proxy and voting in person.

Although we encourage stockholders to vote by Internet, telephone or mail, whether or not they attend the Annual Meeting, stockholders also may vote by attending, and voting in person at, the Annual Meeting.

Voting Process for CDI Holders

CDI holders may vote the shares underlying their CDIs only by their written instructions to CDN. CDI holders should complete, sign and return the CDI Voting Instruction Form.

Computershare will collect and process voting instructions from CDI holders. Computershare must receive the CDI Voting Instruction Form, completed and returned in accordance with the instructions provided on the form, by no later than 1:00 p.m. December 8, 2016 (AWST).

A CDI holder may revoke a CDI Voting Instruction Form by delivering to Computershare, no later than 1:00 p.m. December 8, 2016 (AWST), a new CDI Voting Instruction Form or a written notice of revocation, in either case bearing a later date than the CDI Voting Instruction Form previously sent.

CDI holders may attend the Annual Meeting, but cannot vote in person at the Annual Meeting.

BOARD OF DIRECTORS

Directors

Our Board of Directors consists of six members. The term of each director expires each year at our Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. As of October 26, 2016, our directors are as follows:

David J. Mazzo, Ph.D., 59

Director since 2005, Chairman of the Board, Chairman of the Compensation Committee, Interim Chairman of the Governance and Nominating Committee and member of the Science Committee

Dr. Mazzo has been the Chief Executive Officer and a director of Caladrius Biosciences, Inc., a NASDAQ-listed company, since January 2015. Caladrius is a cell and immunotherapy development company with an operating subsidiary providing cell process development, optimization, automation and manufacturing to the cell therapy industry. Prior to joining Caladrius, Dr. Mazzo served from August 2008 to October 2014 as Chief Executive Officer and as a member of the board of directors of Regado Biosciences, Inc., a NASDAQ-listed biopharmaceutical company focused on the development of novel antithrombotic drug systems for acute and sub-acute cardiovascular indications. Prior to his leading Regado, from March 2007 to April 2008, Dr. Mazzo was President, Chief Executive Officer and a director of Æterna Zentaris, Inc., a publicly held international biopharmaceutical company. From 2003 until 2007, Dr. Mazzo served as President, Chief Executive Officer and a director of Chugai Pharma USA, LLC, a biopharmaceutical company which was the U.S. subsidiary of Chugai Pharmaceutical Co., Ltd. of Japan. Dr. Mazzo has also held senior management and executive positions in research and development and/or directorships with the Essex Chimie European subsidiary at Schering-Plough Corporation, a publicly held pharmaceutical company that was subsequently acquired by Merck & Co., Inc.; Hoechst Marion Roussel, Inc., the US subsidiary of Hoechst AG, which was subsequently acquired by Sanofi, a multinational pharmaceuticals company; and Rhone-Poulenc Rorer, Inc., a subsidiary of Rhone-Poulene SA, a French pharmaceuticals company, which was subsequently acquired by Hoechst AG. He also previously served on the board of Avanir Pharmaceuticals, Inc., a specialty pharmaceutical company which was sold to Otsuka Holdings in 2015. Dr. Mazzo earned a B.A. in the Honors Program (Interdisciplinary Humanities) and a B.S. in Chemistry from Villanova University. In addition, Dr. Mazzo received his M.S. in chemistry and his Ph.D. degree in analytical chemistry from the University of Massachusetts, Amherst. He was also a research fellow at the Ecole Polytechnique Federale de Lausanne, Switzerland. Dr. Mazzo’s extensive experience as an executive officer and director in the life sciences industry, his understanding of the strategic and regulatory environment in which pSivida conducts its business, his lengthy track record in global product development, his Ph.D. in analytical chemistry and his broad scientific and managerial background provide him expertise in the oversight of companies in this sector and the ability to guide such companies through varying operating climates.

Nancy Lurker, 58

Director since 2016, President and Chief Executive Officer

Ms. Lurker has been our President and Chief Executive Officer since September 2016. From 2008 to 2015, Ms. Lurker served as President and Chief Executive Officer and a director of PDI, Inc., a NASDAQ-listed healthcare commercialization company now named Interpace Diagnostics Group, Inc. From 2006 to 2007, Ms. Lurker was Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG. From 2003 to 2006, she served as President and Chief Executive Officer of ImpactRx, Inc., a privately held healthcare information company. From 1998 to 2003, Ms. Lurker served as Group Vice President, Global Primary Care Products and Vice President, General Therapeutics for Pharmacia Corporation (Pharmacia), now a part of Pfizer, Inc. She also served as a member of Pharmacia’s U.S. executive management committee. Previously, Ms. Lurker spent 14 years at Bristol-Myers Squibb Company, rising from a sales representative to

Senior Director, Worldwide Cardiovascular Franchise Management. Ms. Lurker serves as chair of the board of directors of X4 Pharmaceuticals, Inc. and as a member of the board of directors of the Cancer Treatment Centers of America, both privately held companies. Ms. Lurker previously served as a member of the boards of directors of publicly held Auxilium Pharmaceuticals, Inc. from 2011 to 2015 and Mallinckrodt Pharmaceuticals, plc from 2013 to 2016, in addition to serving as a director of PDI, Inc. from 2008 to 2015. Ms. Lurker received a B.S. in Biology from Seattle Pacific University and an M.B.A. from the University of Evansville. Ms. Lurker’s role as President and Chief Executive Officer of the Company, as well as her broad ranging experience in the pharmaceutical industry and her track record of maximizing the potential of new therapies and successfully implementing innovative U.S. and global drug launches, provide her with valuable expertise and perspective on the Company and its corporate strategy, management, operations and governance.

Michael Rogers, 56

Director since 2005, Chairman of the Audit and Compliance Committee and member of the Compensation Committee and the Governance and Nominating Committee

Mr. Rogers served as the Chief Financial Officer of Acorda Therapeutics, Inc. (Acorda), a biotechnology company focused on neurological disorders, from October 2013 until October 2016 and currently serves as a consultant to Acorda. From June 2009 to October 2012, Mr. Rogers served as Executive Vice President and Chief Financial Officer of BG Medicine, Inc., a company focused on the development of novel biomarker-based diagnostics. Mr. Rogers was Executive Vice President, Chief Financial Officer and Treasurer of Indevus Pharmaceuticals Inc., a specialty pharmaceutical company, from February 1999 until April 2009. Mr. Rogers was previously Executive Vice President and Chief Financial and Corporate Development Officer at Advanced Health Corporation, a health care information technology company, Vice President, Chief Financial Officer and Treasurer of AutoImmune, Inc., a biopharmaceutical company, and Vice President, Investment Banking at Lehman Brothers, Inc. and at PaineWebber, Inc. Mr. Rogers is a director of Keryx Biopharmaceuticals, Inc., a biopharmaceutical company focused on bringing innovative medicines to people with renal disease. Mr. Rogers was previously a director of Coronado Biosciences, Inc. Mr. Rogers’ significant experience as CFO of various companies and as an investment banker have provided him with expertise in strategic transactions, corporate operations, financial management, taxes, accounting, controls, finance and financial reporting in the life sciences industry as well as valuable insight into the strategy of pSivida.

Douglas Godshall, 51

Director since 2012, Chairman of the Science Committee and member of the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee

Mr. Godshall served as the Chief Executive Officer of HeartWare International, Inc., a NASDAQ-listed company, and its predecessor HeartWare Limited, a medical device company focused on heart failure, from September 2006 until August 2016 and as director from October 2006 until August 2016. HeartWare was acquired by Medtronic PLC in August 2016. Prior to joining HeartWare Limited, Mr. Godshall served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed since 1990, including as a member of Boston Scientific’s Operating Committee. From January 2005 he served as President, Vascular Surgery, and for the prior five years as Vice President, Business Development, focused on acquisition strategies for the cardiology, electrophysiology, neuroradiology and vascular surgery divisions. Mr. Godshall has a Bachelor of Arts in Business from Lafayette College and Masters of Business Administration from Northeastern University. Mr. Godshall has served on the board of directors of Vital Therapies, Inc., a public company traded on the NASDAQ Stock Market that develops cell based therapies for the treatment of liver disease, since May 2013 and the board of directors of the Medical Device Manufacturers Association, a national trade association, since May 2014. Mr. Godshall’s managerial experience at public, life sciences companies provide him insights as a successful life sciences entrepreneur with in-depth knowledge of medical product strategy and development.

James Barry, Ph.D., 57

Director since 2014, member of the Audit and Compliance Committee and the Science Committee

Dr. Barry has been the President and Chief Executive Officer of InspireMD, a global medical device company focused on the development and commercialization of vascular products, since June 2016 and has served on the Board since January 2011. Prior to this, he served as the Executive Vice President and Chief Operating Officer of InspireMD. Prior to joining InspireMD, Dr. Barry served as Executive Vice President and Chief Operating Officer of Arsenal Medical from August 2011 until September 2012, and as President and CEO and Director from September 2012 until December 2013. Dr. Barry has been the Principal Founder at Convergent Biomedical Group since September 2010. Dr. Barry served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed from 1992 until 2010, including as a member of Boston Scientific’s Operating Committee. From 2007 through 2010 he served as Senior Vice President, Corporate Technology Development, responsible for the global research and development function, and for the prior six years he served as Vice President, Corporate Research and Advanced Technology Development. Dr. Barry is also a director of AgNovos Healthcare LLC and Cardiac Implants and in the past also served as a director of MicroChips Corporation. Dr. Barry has a Bachelor of Arts in Chemistry from St. Anselm College and a Ph.D. in Biochemistry from the University of Massachusetts. Dr. Barry’s significant experience developing products, leading research and development teams and building successful businesses, coupled with his expertise in advising clients in the pharmaceutical, biotechnology and medical device industries, brings valuable technical expertise and commercial experience to pSivida.

Jay Duker, M.D., 57

Director since 2016, member of the Science Committee

Dr. Duker is the Director of the New England Eye Center, where he has served in various capacities since 1992. He is also Professor and Chairman of Ophthalmology at Tufts Medical Center and Tufts University School of Medicine. He has published more than 200 journal articles related to ophthalmology and is co-author of Yanoff and Duker’s Ophthalmology, a best-selling ophthalmic text. Dr. Duker is co-founder of three companies, including Hemera Biosciences, Inc., a privately held company seeking to develop anti-compliment gene-based therapies for the treatment of dry and wet age-related macular degeneration. Dr. Duker serves as a director of Hemera and Eleven Biotherapeutics, a publicly held biopharmaceutical company discovering and developing protein therapeutics to treat diseases of the eye. Dr. Duker received an A.B. from Harvard University and an M.D. from the Jefferson Medical College of Thomas Jefferson University. Dr. Duker’s extensive clinical and academic experience and expertise in ophthalmology coupled with his leadership as co-founder of other life sciences companies provide him with valuable clinical, scientific and commercial insight to bring to pSivida.

Board Committees

The Board has four standing committees: the Audit and Compliance Committee, the Compensation Committee, the Governance and Nominating Committee and the Science Committee. Each standing committee has a written charter. Each of the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee is comprised entirely of independent directors. The Science Committee is currently comprised entirely of independent directors, but may in the future include members of the Company’s R&D organization and other members of executive management in accordance with its charter. While each committee has designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. Details concerning the role and structure of the Board and each Board committee are contained in the Corporate Governance Guidelines and the committee charters, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance.”

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for appointing the independent registered public accounting firm and for assisting the Board in oversight of the Company’s financial reporting, audit, legal and regulatory compliance processes. More specifically, the Audit and Compliance Committee’s responsibilities include:

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appointing, overseeing and, if necessary, replacing the independent registered public accounting firm, including evaluating the effectiveness and independence of the firm at least annually, approving or pre-approving all audit and non-audit services provided by the firm and establishing hiring policies for employees or former employees of the firm, and also including resolving any disagreements between management and the firm regarding financial reporting;

•	reviewing with the independent registered public accounting firm the scope of, plans for and any difficulties with audits and the adequacy of staffing and compensation;

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reviewing with the independent registered public accounting firm matters required to be communicated to audit committees in accordance with Public Company Accounting Oversight Board (United States) (PCAOB) Auditing Standard No. 1301 Communications With Audit Committees;

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reviewing with management and the independent registered public accounting firm the Company’s internal controls, financial and critical accounting policies (including effects of alternate generally accepted accounting principles (GAAP) methods and off-balance sheet structures, if any), risk assessment and management policies;

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reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements and financial disclosure, and preparing the Audit and Compliance Committee report for inclusion in the Company’s annual proxy statement;

•	reviewing, or establishing standards for, the substance and presentation of information included in earnings press releases and other earnings guidance;

•	reviewing material pending legal proceedings and other contingent liabilities;

•	implementing appropriate control processes for accounting, disclosures and reporting, review and approval of intercompany, related party and significant unusual transactions;

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establishing procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of concerns by employees regarding accounting, internal accounting controls or auditing matters;

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receiving from management a report of any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls, and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

•	presenting to the Board annually an evaluation of the Audit and Compliance Committee’s performance and charter; and

•	performing such other activities as the Board or the Audit and Compliance Committee deem appropriate.

The members of the Audit and Compliance Committee are Mr. Rogers (chair), Dr. Barry and Mr. Godshall. Each of Mr. Rogers and Dr. Barry has been a member of the Audit and Compliance Committee for the entirety of fiscal 2016 and Mr. Godshall has served on the Committee since February 23, 2016, replacing Peter Savas who served on the Committee during fiscal 2016 until February 5, 2016.

The Board has determined that all current and fiscal 2016 members of the Audit and Compliance Committee are independent for purposes of service on the Audit and Compliance Committee as provided in the rules of the

Securities and Exchange Commission (SEC), The NASDAQ Stock Exchange (NASDAQ) and the Australian Securities Exchange (ASX). The Board also has determined that Mr. Rogers and Mr. Godshall are audit committee financial experts.

The Audit and Compliance Committee met five times during the fiscal year ended June 30, 2016.

Compensation Committee

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to executive compensation and overseeing our compensation and employee benefits plans and practices. More specifically, the Compensation Committee’s responsibilities include:

•	developing and periodically reviewing compensation policies and practices applicable to executive officers;

•	determining and approving the compensation of the CEO and other executive officers;

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supervising, administering and evaluating incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate, including approving guidelines and size of grants and awards, making grants and awards, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating employees eligible to participate and imposing limitations and conditions on grants or awards;

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reviewing and approving, subject to stockholder approval as required by any applicable law, regulation or NASDAQ rule, the creation or amendment of any incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate (other than amendments to tax-qualified employee benefit plans and trusts, and any supplemental plans thereunder, that do not substantially alter the costs of such plans to the Company or are to conform such plans to applicable laws or regulations) and all related policies and programs;

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reviewing and approving any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to any of the foregoing, applicable to executive officers and other employees of the Company;

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making individual determinations and granting any shares, stock options or other equity-based awards under all equity-based compensation plans that are outside approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

•	annually evaluating the performance of the Compensation Committee;

•	annually reviewing and reassessing the charter of the Compensation Committee and, if appropriate, recommending changes to the Board;

•	annually evaluating the adequacy of directors’ compensation and the composition of such compensation;

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reviewing the Compensation Discussion & Analysis to be included in the Company’s annual proxy statement or Annual Report on Form 10-K and issuing a Compensation Committee report thereon as required by the SEC to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC;

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reviewing significant risks or exposures facing the Company and discussing the relationship, if any, between these risks and the Company’s compensation policies and practices, as well as appropriate means through compensation policy to mitigate these risks;

•	performing such other duties and responsibilities as may be assigned to the Compensation Committee by the Board or as designated in plan documents; and

•	forming and delegating authority to subcommittees, comprised of one or more members of the Compensation Committee, when the Compensation Committee deems appropriate.

The members of the Compensation Committee are Dr. Mazzo (chair), Mr. Rogers and Mr. Godshall, each of whom was a member of the Compensation Committee for the entirety of fiscal 2016.

The Compensation Committee met seven times during the fiscal year ended June 30, 2016.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying and recommending to the Board individuals qualified to serve as directors, advising the Board with respect to the Board composition and procedures, overseeing the evaluation of the Board and overseeing our corporate governance. The Governance and Nominating Committee has periodically engaged third parties to identify and evaluate candidates qualified to serve as directors of the Company and may continue to do so in the future. More specifically, the Governance and Nominating Committee’s responsibilities include:

•	identifying, recruiting and interviewing candidates for Board membership;

•	reviewing the background and qualifications of individuals being considered as director candidates;

•	developing and recommending to the Board guidelines and criteria to determine the qualifications of directors;

•	recommending to the Board the director nominees for election by the stockholders or appointment by the Board to fill any vacancies pursuant to the By-Laws of the Company;

•	reviewing and considering candidates for election submitted by stockholders;

•	reviewing the suitability for continued service as a director of each Board member when his or her term expires, and recommending whether or not the director should be re-nominated;

•	monitoring the independence (within the meaning of the NASDAQ listing requirements) of Board members and the overall Board composition;

•	reviewing periodically the size of the Board and to recommend to the Board any appropriate changes;

•	making recommendations on the frequency and structure of Board meetings and on the practices of the Board;

•	recommending to the Board the directors to be appointed to each committee of the Board, including the Governance and Nominating Committee;

•	overseeing an annual self-evaluation of the Board and its committees to determine whether the Board and its committees are functioning effectively;

•	performing such other duties and responsibilities as may be assigned to the Governance and Nominating Committee by the Board or as designated in plan documents; and

•	forming and delegating authority to subcommittees, comprised of one or more members of the Governance and Nominating Committee, when the Governance and Nominating Committee deems appropriate.

The members of the Governance and Nominating Committee are Dr. Mazzo (chair), Mr. Rogers and Mr. Godshall. Dr. Mazzo has served on the Committee since February 23, 2016, replacing Mr. Savas who served on the Committee during fiscal 2016 until February 5, 2016, and each of Mr. Rogers and Mr. Godshall has served on the Committee for the entirety of fiscal 2016.

The Governance and Nominating Committee met six times during the fiscal year ended June 30, 2016.

Science Committee

The Science Committee is responsible for reviewing the science, clinical and regulatory strategy underlying the Company’s research and development programs and making recommendations to the Board on key strategic and tactical issues relating to the Company’s research and development activities. More specifically, the Science Committee’s responsibilities include:

•	reviewing the science and clinical and regulatory strategy underlying the major research and development programs, including publication strategies;

•	reviewing significant medical affairs strategies and initiatives of the Company;

•	reviewing the annual research and development budget and allocation of resources to discovery and development programs;

•	reviewing the capacity and skill set of the research development organization;

•	reviewing the implications for the research and development organization of significant business development transactions, including mergers, acquisitions, licensing and collaborative agreements;

•	reviewing the progress toward achievement of key research and development milestones; and

•

reviewing the interactions of the research and development organization with health care providers and regulatory bodies, especially as with regard to reporting of adverse events and/or unexpected negative data observed in the preclinical and clinical studies conducted by the Company.

The members of the Science Committee are Mr. Godshall (chair), Dr. Mazzo, Dr. Barry, each of whom was a member of the Committee for the entirety of fiscal 2016, and Dr. Duker, who joined the Committee in September 2016.

The Science Committee met one time during the fiscal year ended June 30, 2016.

Attendance at Board and Committee Meetings

The Board of Directors met fourteen times during the fiscal year ended June 30, 2016. Each of the directors who served during fiscal 2016 standing for election attended at least 75% of the aggregate of the total number of meetings of the Board and of the committees on which he served. In accordance with our policy that encourages each director to attend Annual Meetings, each of the directors who served during fiscal 2016 standing for election also attended our 2015 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee. None of the members of our compensation committee has ever been employed by us. For a description of transactions, if any, between us and members of our compensation committee and affiliates of such members, please see the section of this Proxy Statement titled “Transactions with Related Persons.”

CORPORATE GOVERNANCE

Director Independence

The Board has unanimously determined that Dr. Mazzo, Mr. Rogers, Mr. Godshall, Dr. Barry and Dr. Duker are independent under applicable standards of the SEC, NASDAQ and ASX. Our other director, Ms. Lurker, serves as our President and Chief Executive Officer.

Board Leadership Structure

The Board has chosen to separate the roles of Chairman and Chief Executive Officer and believes that such a separation of roles is in the best interests of the Company and its stockholders. Dr. Mazzo’s tenure as a director of the Company, extensive experience in the biotechnology industry and perspective as an independent director provide effective leadership for the Board and support for our executive team. Ms. Lurker’s track record of maximizing the potential of new therapies and successfully implementing U.S. and international drug launches position her to lead us in the execution of our strategy and in the daily management of our business.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to the Company. The Board administers its risk oversight role directly and through its committee structure. The Board reviews strategic and financial risks and exposures associated with the Company’s long-term strategy, development and commercialization of products and product candidates and other matters that may present material risk to the Company’s operations, strategy and prospects. The Audit and Compliance Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure and internal control over financial reporting. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Governance and Nominating Committee manages risks associated with corporate governance and Board composition and procedures. The Science Committee supports the Board’s oversight of risks related to the Company’s R&D organization.

Transactions with Related Persons

We maintain a written “Policy Regarding Related Person Transactions”. Under this policy, the Audit and Compliance Committee or, in time sensitive instances, the chair of the Audit and Compliance Committee, has responsibility for reviewing and approving or ratifying any transaction in which we and any of our directors, director nominees, executive officers or 5% stockholders and their immediate family members are participants, or in which such persons have a direct or indirect material interest, as provided under SEC rules. In reviewing transactions, the committee or the chair considers all of the relevant facts and circumstances, and approves only those transactions that the committee or the chair in good faith determines to be in, or not inconsistent with, the best interests of pSivida and its stockholders. During fiscal 2016 and 2015, there were no such related-person transactions.

Communications with Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors, the Chairman of the Board, any other group of directors or any individual director by writing to such group or individual at the following address:

Name(s) of Director(s), Group of Directors or Board of Directors

c/o Company Secretary

pSivida Corp.

480 Pleasant Street

Watertown, MA 02472

United States

The Company Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Stockholder Nominations for Director

The Governance and Nominating Committee will consider written stockholder recommendations for candidates for the Board, which recommendations should be delivered or mailed, postage prepaid, to:

Company Secretary

pSivida Corp.

480 Pleasant Street

Watertown, MA 02472

United States

Stockholder recommendations must include certain relevant information concerning the candidate, the stockholder making the recommendation and any beneficial owner on whose behalf the recommendation is made. The required information is set forth in our Stockholder Nomination Policy, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

The Governance and Nominating Committee will evaluate candidates for director who are recommended by stockholders on the same basis as candidates recommended by other sources. Considerations include the Governance and Nominating Committee’s discretionary assessment of the skills represented and required on the Board, and an evaluation of candidates against the standards and qualifications set forth in our Corporate Governance Guidelines and criteria approved by the Board from time to time. We do not have a formal policy with respect to diversity, although we seek to have a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational backgrounds, expertise, genders, races and ethnicities. The Governance and Nominating Committee will determine whether to interview any candidate in its sole discretion.

Audit and Compliance Committee Report

As more fully described in its charter, the Audit and Compliance Committee oversees pSivida’s financial reporting process on behalf of the Board. Our management is responsible for the Company’s financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures, and assessing compliance therewith. Our independent registered public accounting firm, Deloitte & Touche LLP (Deloitte), is responsible for performing an audit of the effectiveness of the Company’s internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing its opinions on the financial statements and the effectiveness of internal control over financial reporting.

The committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2016 with our management and Deloitte. The committee also reviewed and discussed with Deloitte the audited financial statements and the matters required by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

The committee discussed with Deloitte the firm’s independence and received from Deloitte and reviewed the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). The committee considered whether Deloitte’s provision of non-audit services to the Company is compatible with Deloitte’s independence and concluded that Deloitte is independent from the Company and its management.

Based on the above-referenced reviews and discussions with our management and Deloitte, the Audit and Compliance Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2016, for filing with the SEC.

Submitted by

Audit and Compliance Committee

Michael Rogers

Douglas Godshall

James Barry

Beneficial Ownership

At the close of business on September 15, 2016, there were 34,176,999 shares of our common stock issued and outstanding and entitled to vote. On September 15, 2016, the closing price of our common stock as reported on the Nasdaq Global Market was $3.63 per share. The tables below set forth information regarding beneficial ownership of our shares of common stock as of September 15, 2016 by (1) any person or entity who, to our knowledge, beneficially owns 5% or more of our shares of common stock based on filings with the SEC and (2) our directors and Named Executive Officers. Unless otherwise indicated, the address for each of the beneficial owners listed below is: c/o pSivida Corp., 480 Pleasant Street, Watertown, MA 02472, United States.

Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)		Percent of Shares Beneficially Owned
5% or Greater Beneficial Owner:
Perceptive Advisors LLC 51 Astor Place, 10th Floor New York, NY 10003	2,665,000		7.80%
Allan Gray Australia Pty Limited Level 2, Challis House 4-10 Martin Place Sydney, Australia NSW 2000	2,106,836		6.16%
North Run Capital, LP One International Place, Suite 2401 Boston, MA 02110	1,946,824		5.70%
Pfizer, Inc. Treasurer’s Division 235 East 42nd Street New York, NY 10017 USA	1,862,093		5.45%

Directors and Executive Officers:
David J. Mazzo	405,500		1.17%
Nancy Lurker(2)	0		*
Michael Rogers	290,000		*
Douglas Godshall	140,000		*
James Barry	46,666		*
Jay Duker(3)	0		*
Paul Ashton(4)	1,703,052	(5)	4.81%
Lori Freedman	538,648		1.56%
Leonard Ross	180,300		*
All current directors and executive officers as a group (9 persons)(6)	1,601,114		4.49%

* Represents holdings of less than 1% of our outstanding common stock

(1)	Reflects sole voting and investment power, except as indicated below. Includes shares of common stock that each of the following persons had the right to acquire on September 15, 2016 or within sixty (60) days thereafter through the exercise of options and/or warrants: Dr. Mazzo (405,000), Mr. Rogers (290,000), Mr. Godshall (140,000), Dr. Barry (46,666), Dr. Ashton (1,235,530), Ms. Freedman (442,225) and Mr. Ross (180,300).

(2)	Ms. Lurker joined the Company as President and Chief Executive Officer and was appointed to serve as a director of the Board on September 15, 2016. She did not hold any securities in the Company as of September 15, 2016.

(3)	Mr. Duker joined the Board on September 26, 2016. He did not hold any securities in the Company as of September 15, 2016.

(4)	Mr. Ashton resigned as the Company’s President and Chief Executive Officer and as a member of the Board on September 14, 2016.

(5)	Of such shares, 16,781 are held by the trustee of the Dr. Ashton Children’s Irrevocable Trust, as to which Dr. Ashton disclaims beneficial ownership.

(6)	Includes Dario Paggiarino, M.D., our Vice President, Chief Medical Officer. As of September 15, 2016, Dr. Paggiarino did not hold any shares of common stock, nor did Dr. Paggiarino have the right to acquire beneficial ownership of any shares of common stock within sixty (60) days of September 15, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires that our directors, officers and 10% beneficial owners file reports of ownership and changes in ownership of our securities with the SEC and NASDAQ. To our knowledge, all reports were timely filed during the fiscal year ended June 30, 2016.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” below and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” as it appears below be included in this proxy statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

Submitted By

Compensation Committee

David J. Mazzo

Michael Rogers

Douglas Godshall

Compensation Discussion and Analysis

In the following compensation discussion and analysis, we provide highlights of our performance for fiscal 2016, an overview of our compensation philosophy, program and decision-making process, including the Compensation Committee’s use of consultants and peer group information, and the material elements of compensation earned with respect to fiscal 2016 by each of our principal executive officer, our principal financial officer and our other executive officer (our “Named Executive Officers”). For fiscal 2016, our Named Executive Officers were Paul Ashton, President and Chief Executive Officer, Lori Freedman, Vice President, Corporate Affairs, General Counsel and Secretary, and Leonard Ross, Vice President, Finance. Following the close of fiscal 2016, on September 14, 2016, Dr. Ashton’s employment with us terminated, and Nancy Lurker was appointed to serve as our President and Chief Executive Officer, effective September 15, 2016. In addition, on August 1, 2016, Dario Paggiarino was appointed to serve as our Vice President, Chief Medical Officer.

Fiscal 2016 Highlights

In fiscal 2016, we made significant progress in advancing our clinical and preclinical development programs. These highlights of our business performance and accomplishments for fiscal 2016 were considered significant by the Compensation Committee:

•

Our lead product candidate, Medidur™ for the treatment of chronic noninfectious posterior uveitis, intermediate uveitis and panuveitis affecting the posterior segment of the eye (posterior segment uveitis), advanced toward planned applications for marketing approval. Its performance in clinical trials exceeded our expectations.

•

The first of our two Phase 3 clinical trials of the low-dose Medidur met its primary efficacy endpoint of prevention of recurrence of posterior segment uveitis with high statistical significance (p less than 0.00000001, intent to treat analysis) and achieved encouraging safety results. The high statistical significance and encouraging safety results were maintained through 12 months of follow up.

•

The two-year results of an investigator-sponsored phase 2 study of a high and low dose of Medidur showed that it fully controlled posterior segment uveitis with no recurrence of the disease and achieved a statistically significant improvement in visual acuity and encouraging safety results.

•

We conducted a utilization study of our new proprietary, smaller diameter 27-gauge inserter. This study met its primary endpoint, shown to facilitate the ease of injection of Medidur over the wider diameter inserter.

•

Based on the high statistical significance achieved in our first Medidur Phase 3 trial, we are applying for marketing authorization approval (MAA) in the EU based on the results of that single trial together with the results of the inserter utilization study and data from the ILUVIEN® Phase 3 trials.

•

Medidur was granted orphan medicinal status for posterior segment uveitis in the EU. As a result, we will be applying for its MAA under the centralized procedure. We expect to submit our application for the MAA in the first quarter of 2017.

•

The U.S. Food and Drug Administration (FDA) agreed that six-month efficacy data from two Phase 3 Medidur trials, rather than 12-month data from the first trial and six-month data from the second, will be acceptable for review of a new drug application (NDA). Enrollment in our second trial is expected to be completed in October 2016, and we plan to file our NDA in the third quarter of 2017.

•

We advanced our Durasert™ implant for severe knee osteoarthritis (OA) being developed in collaboration with Hospital for Special Surgery, a leading specialty hospital for orthopedics and rheumatology. Following the opening of an investigational new drug (IND) application, an investigator-sponsored study of the implant led by an HSS physician commenced. The implant is designed to provide long-term pain relief through sustained delivery of an off-patent corticosteroid and is anticipated to delay the need for knee replacement surgery. This is the first use of our Durasert technology outside of ophthalmology.

•

We advanced the development of a treatment for wet age-related macular degeneration (AMD). We are currently in preclinical development exploring the sustained delivery of a tyrosine kinase inhibitor (TKI) in order to block vascular endothelial growth factor (VEGF) and platelet-derived growth factor (PDGF), both of which are thought to play an important role in AMD.

•

We continued to refine the development of Tethadur™, our technology designed to provide sustained delivery of proteins, antibodies and other large molecules. We completed preclinical research showing a number of important elements of sustained delivery. In these studies, we demonstrated prolonged, sustained release of Avastin® with high drug efficacy. We are continuing our preclinical work seeking to develop sustained delivery of biologics in the eye and systemically.

•	We ended the year with $29 million in cash, following a successful common stock offering.

Compensation Philosophy

Our compensation program is designed to attract, retain and motivate executive officers to achieve our business objectives and build value for our stockholders and to reward them for that performance. Accordingly, our executive compensation program is weighted to at-risk incentive compensation earned on the basis of performance. Of the three principal elements in our program, only one, salary, is fixed. The other elements are variable: cash bonuses, which are earned based on the Compensation Committee’s assessment of annual performance, stock options, which deliver value only to the extent the value of our stock increases and performance share units, which deliver value only to the extent certain performance conditions are met. Our mixture of cash and equity compensation is designed to incentivize and reward our executive officers to attain short and long-term goals and to encourage retention. Compensation takes into account Company performance, individual contribution and peer compensation.

The Board and its Compensation Committee are responsible for our executive compensation and seek to provide compensation to our Named Executive Officers that over time is competitive with compensation paid by comparable companies for comparable responsibilities and positions. Our goal is that each of total compensation, base salary, total cash compensation and long-term equity incentives will generally over time achieve approximately the 50th percentile for executive officers in comparable positions at our peer group companies as well as other comparable companies, with the potential to earn total cash compensation and long term equity incentives as high as the 75th percentile for outstanding performance.

The Board seeks to make compensation decisions transparent to our stockholders and executives and thereby to achieve our objectives by communicating openly with our executive officers and stockholders regarding our compensation process, pay structure and performance objectives.

Compensation Consultant

The Compensation Committee retained Radford, an Aon Hewitt company, as its independent consultant to assist in evaluating our executive compensation programs and practices and to make recommendations regarding fiscal 2016 compensation. For fiscal 2016, Radford prepared competitive market data for the compensation of our executive management team, evaluated the appropriateness of and made recommendations regarding our peer group, analyzed our short term and long term incentive plan designs, analyzed equity retention and reviewed our equity burn rate and dilution levels relative to market, assessed our compensation practices and levels against those of our peer group companies and other comparable companies and made recommendations regarding base salary, target bonus percentage and long term incentive compensation for each Named Executive Officer, and updated the Compensation Committee on compensation trends and regulatory developments. None of Radford, Aon Hewitt or their affiliates provides other services to the Company. The Compensation Committee has sole responsibility for the selection, engagement, removal and compensation of its compensation consultant.

Peer Group

The peer group selected by the Compensation Committee for fiscal 2016 was composed of 20 public, biopharmaceutical companies selected based on a comparable business and financial profile to us, including stage of development, employee size, annual revenues and market value. The fiscal 2016 peer group, which as of June 11, 2015 had an average market cap of $211.9 million and average annual revenues of $4.3 million, included, Aerie Pharmaceuticals, Agenus, Alimera Sciences, Anthera Pharmaceuticals, ArQule, CEL-SCI, Celsion, Cumberland Pharmaceuticals, Curis, Cytori Therapeutics, CytRx, DURECT, Hemispherx BioPharma, Heron Therapeutics, Ocothyreon, POZEN, Proteon Therapeutics, Sunesis Pharmaceuticals, Vermillion and Vical. Our peer group was recommended by Radford and approved by the Compensation Committee. The fiscal 2016 peer group did not include four companies used in the fiscal 2015 peer group: Transcept Pharmaceuticals, which was acquired, as well as Acura Pharmaceuticals, Alexza Pharmaceuticals and OncoGenex Pharmaceuticals, which no longer had a business or a financial profile comparable to ours. The fiscal 2016 peer group added four new comparator companies to the fiscal 2015 peer group: Aerie Pharmaceuticals, Curis, Proteon Therapeutics and Vical.

Corporate Governance

We believe the following executive compensation practices and policies promote good corporate governance:

•	The Compensation Committee regularly reviews and assesses whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on the Company.

•

Our insider trading policy prohibits our executive officers from engaging in short-term trades, short sales, hedging transactions, holding Company securities in a margin account or otherwise pledging our securities as collateral for a loan.

•	The Compensation Committee has engaged Radford as an independent executive compensation consultant.

•	As described further below, we have adopted stock ownership guidelines for our executive officers.

•	None of our named executive officers are entitled to tax gross-ups under Sections 280G and 4999 of the Internal Revenue Code.

•	Our 2008 Incentive Plan prohibits repricing of stock options and stock appreciation rights without stockholder approval.

Say-on-Pay Feedback from Stockholders

The Board and the Compensation Committee value the opinions of our stockholders, and consider the outcome of the annual advisory stockholder vote when making future compensation decisions for our Named Executive Officers. At our 2015 annual meeting, 74% of the vote of stockholders present in person or represented by proxy and voting at the meeting approved our advisory resolution regarding the compensation of Named Executive Officers. When making its fiscal 2016 compensation decisions and determining pay programs for fiscal 2017, the Compensation Committee considered this vote. The Compensation Committee continued its regular practice of evaluating the program to reflect continued linkage between pay and Company performance and carefully considered actual compensation payouts, seeking to provide compensation that follows our compensation philosophy and meets our compensation objectives described above. In light of all pertinent considerations, the Compensation Committee believes that our compensation programs embody a pay-for-performance philosophy that is well suited for these purposes.

Overview of Compensation Program

Employment Agreements

Paul Ashton, who served as our President and Chief Executive Officer for all of fiscal 2016, was and Lori Freedman, our Vice President, Corporate Affairs and General Counsel, is employed under employment agreements that were negotiated on an arm’s-length basis in 2006 in connection with the acquisition of Control Delivery Systems (CDS) by our then Managing Director and CEO and approved by our Board. Dr. Ashton’s employment agreement was amended in 2008 to reflect his promotion to Managing Director with ultimate executive authority in the management team. Both of these employment agreements provide for a minimum base salary, a discretionary annual cash bonus based on the achievement of Company and individual performance goals, discretionary equity incentives and severance payments as described further under Termination-Based Compensation.

Leonard Ross, our Vice President, Finance, became our principal financial officer in March 2009. As a result of his appointment, the Company, under the direction of the Compensation Committee, entered into an employment agreement with Mr. Ross that provides for a minimum base salary, a discretionary annual cash bonus based on the achievement of Company and individual performance goals, discretionary equity incentives and severance payments as described further under Termination-Based Compensation.

Nancy Lurker, who became our President and Chief Executive Officer following the close of fiscal 2016, is employed under a letter agreement with us that provides for a minimum base salary, a discretionary annual cash bonus based on the achievement of Company and individual performance goals, discretionary equity incentives and severance payments as described further under Termination-Based Compensation. In addition, as an inducement to her hire, Ms. Lurker was awarded, subject to stockholder approval, restricted stock units that are eligible to vest based on the Company’s total shareholder return over a three-year period and stock options that are eligible to vest based on Ms. Lurker’s continued service with us.

Dario Paggiarino, who became our Vice President, Chief Medical Officer, following the close of fiscal 2016, is employed under an offer letter agreement with us that provides for a base salary and a grant of stock options. The offer letter also provides that Dr. Paggiarino will be eligible to enter into an employment agreement with us that will include severance entitlements as described further under Termination-Based Compensation.

Elements of Compensation

Our compensation program provides our executive officers with the following elements of compensation:

•	Base Salary provides fixed annual compensation for performing day-to-day responsibilities. The Compensation Committee generally targets base salary at approximately the 50th percentile relative to comparable positions at our peer group companies as well as other comparable companies (“Market”). The Compensation Committee considers individual and Company performance in addition to comparable Market salaries in determining whether to make annual base salary adjustments.

•

Annual Performance Bonuses are awarded by the Compensation Committee on a discretionary basis based on the Compensation Committee’s assessment of annual performance as guided by achievement of pre-established annual Company goals set by the Board and individual performance goals. The Compensation Committee intends that salary and annual bonuses together will over time generally achieve approximately the 50th percentile of Market for total cash compensation and in the case of exceptional Company and individual performance, up to approximately the 75th percentile of Market. Bonuses are generally payable in cash, although the Compensation Committee retains the flexibility to pay bonuses in other forms. Bonuses are designed to reward executives for their contributions to the Company’s overall performance in a given year, to encourage executives to create and protect stockholder value, and to focus executives on short-term bonus objectives that are expected to have a positive impact on our success.

•

Long-Term Equity Incentive Compensation has historically been in the form of stock options granted annually under a plan approved by our stockholders but the Compensation Committee may also award restricted stock or other equity incentives under the plan. The Compensation Committee intends that over time annual long-term equity compensation will generally achieve approximately the 50th percentile of Market with the potential to be at up to approximately the 75th percentile in the case of outstanding individual and Company performance. The Compensation Committee compares the long-term equity incentive value of the annual grants to the long-term equity value of Market annual grants and the percentage that the annual grants represent of total pSivida shares outstanding compared to the percentage of Market annual grants compared to Market shares outstanding. The Compensation Committee also considers the annual and cumulative equity plan dilution against the peer group companies to evaluate whether overall equity usage is competitive and reasonable. The Compensation Committee may also consider the amount and monetary value of current options outstanding, the number of option grants made in prior years, Company and individual performance, percentage of outstanding capital stock represented by grants, market value of our stock and competitive and other factors. Our long-term equity compensation awards are designed and structured to align our executive officers’ long-term interests with those of our stockholders. Because stock options have an exercise price equal to or greater than the share price on the date of grant, they have value only when the value of our stock increases. Therefore, our executives only receive value as value is created for stockholders. Our options have been granted with time vesting and at annual intervals, intended to serve as an important retention and motivation device. The Compensation Committee has also for some option grants made vesting contingent on achievement of performance conditions. Typically ten-year grants, our options provide incentives for sustained long-term performance. Each award to Mr. Ashton has been approved by our stockholders consistent with the rules of the ASX.

•

Insurance and Retirement Benefits consist of health, dental, life and long-term disability insurance and a 401(k) plan retirement match, and are provided to all employees. Executives do not have any benefits that are not available to other employees.

In determining target total compensation (base salary, target and maximum bonus potential and equity incentives), the Compensation Committee takes into account past compensation, individual performance, individual responsibility, contractual obligations, compensation practices at peer group companies and in industry surveys, compensation programs for all of our employees, the compensation of each executive relative to that of other executives and any special considerations such as recruitment, promotions, organizational changes and transitional roles, the Company’s headcount, market capitalization and stage of business development. The availability of health and welfare insurance and retirement benefits helps us maintain our competitive position in the market for executive talent but does not form part of the basis for the Compensation Committee’s determination of total compensation of executive officers for any year, since these benefits are offered to all of our employees. We do not provide special perquisites to our executives.

Compensation Benchmarking

In June 2015, the Compensation Committee engaged Radford to conduct a new benchmarking study for fiscal 2016. In July 2015, following a review and analysis of our executive compensation program, Radford presented the Compensation Committee with a report and recommendations on executive compensation for fiscal 2016. Radford’s recommendations included a market analysis of base salaries, total cash compensation and equity compensation relative to a market consensus (FY2016 Market Consensus) based on the peer group discussed above as well as peer data derived from the published Radford Global Life Sciences Survey representing public biotechnology and pharmaceutical companies with fewer than 150 employees, weighted equally. The Compensation Committee used Radford’s recommendations as a starting point to consider market competitiveness and ultimately set fiscal 2016 compensation after also considering individual and Company performance.

Fiscal 2016 Executive Compensation

Compensation for our Named Executive Officers with respect to fiscal 2016 was as follows:

•

Fiscal 2016 Base Salary and Target Bonuses. For fiscal 2016, the Compensation Committee targeted base salary and total compensation of our executive officers around the 50th percentile of FY2016 Market Consensus, but limited by a maximum increase of 3% from fiscal 2015 base salaries. Dr. Ashton’s fiscal 2016 base salary remained at $463,500, 8% percent below the 50th percentile of the FY2016 Market Consensus. Fiscal 2016 base salary was increased to $350,127 for Ms. Freedman, 1% percent above the 50th percentile of the FY2016 Market Consensus and an increase of 3% from Ms. Freedman’s fiscal 2015 base salary, and $255,234 for Mr. Ross, 1% percent above the 50th percentile of the FY2016 Market Consensus and an increase of 3% from Mr. Ross’ fiscal 2015 base salary. The Compensation Committee set fiscal 2016 target bonus percentages at 55% for Dr. Ashton, 35% for Ms. Freedman and 30% for Mr. Ross, at the 50th percentile of the FY2016 Market Consensus, which together with fiscal 2016 base salary, positioned total target cash compensation levels between the 25th and 50th percentiles of the FY2016 Market Consensus for Dr. Ashton, at the 50th percentile of the FY2016 Market Consensus for Ms. Freedman and 1% above the 50th percentile of the FY2016 Market Consensus for Mr. Ross.

•

Fiscal 2016 Annual Performance Bonus. The Compensation Committee determines the discretionary annual bonuses using corporate goals for all Named Executive Officers and individual performance assessments for each Named Executive Officer other than the CEO. Dr. Ashton’s target bonus opportunity is based solely on the corporate performance score because the Compensation Committee believes that the CEO’s bonus should be based on his ability to lead the Company to achieve its corporate goals. For each other Named Executive Officer, the target bonus opportunity is weighted 75% for corporate goals and 25% for individual performance.

Each corporate goal includes a minimum, target and exceeds performance level and is assigned a percentage weighting as a portion of the overall bonus potential. The fiscal 2016 corporate goals and weightings were approved by the independent directors based on corporate goals recommended by the Compensation Committee with input from the CEO and other Named Executive Officers. The Compensation Committee intended the fiscal 2016 corporate goals to promote the achievement of the Company’s strategy and to motivate the executives to achieve high performance at the Company level. The corporate goals were set with a reasonable level of difficulty that required our Named Executive Officers to perform at a high level in order to meet the target levels, and the likelihood of attaining even the minimum goals was not assured. The fiscal 2016 corporate performance goals covered the following areas and their respective weightings were as follows:

•	Percentage completion of enrollment of our second Phase 3 study of Medidur for posterior segment uveitis (30%).

•	Status of a utilization study of our smaller diameter, 27-gauge inserter for Medidur and data from our Phase 3 trials required by the FDA for new drug application (NDA) review (20%).

•	Advancement of product development for treatment of age-related macular degeneration (AMD) (15%).

•	Advancement of Tethadur™ development (10%).

•	Amount of available cash, cash equivalents and marketable securities (10%).

•	Progress in advancing corporate development goals (15%).

Each goal was eligible for a potential score on a performance scale of 0 to 5 depending on level of performance, as determined by the Compensation Committee, with scores at 0 for no achievement of the performance goals, 2 for achievement of minimum-level performance, 3 for achievement of target-level performance and 5 for achievement of above-target-level performance. The score for each goal contributed to a weighted average score based on the above percentages. For fiscal 2016, the Board determined that the weighted average score should generally result in a payout percentage of the target bonus amount as follows:

Weighted Average Score	Payout Level (% of Target Amount)
0	0%
1	0%
2	50%
3	100%
4	110%
5	120%

These goals and weightings serve to guide the Compensation Committee in determining the amount of the bonus. The Compensation Committee has full discretion to determine the level of performance for each goal and the amount and payment of bonuses. The Compensation Committee can also exercise its discretion to modify the performance goals at any time during or after the year, to adjust the performance levels and weightings, and to determine the actual amounts and payout terms of the annual bonuses without regard to achievement of the goals and weightings. This discretion is communicated to the executives.

At the end of fiscal 2016, the Compensation Committee assessed the performance of each corporate goal for fiscal 2016, based on its view of the general performance of each item and with input from the CEO. The Compensation Committee determined that the corporate performance was as follows:

•	The percentage of full enrollment of the second Medidur Phase 3 trial completed by June 30, 2016 resulted in a score of 2.

•

The completion and successful results of the utilization study of the new Medidur 27-gauge inserter and the concurrence by the FDA in the use of six-month efficacy data from the two Phase 3 Medidur trials for NDA review resulted in a score of 5.

•	We advanced the preclinical development of a treatment for wet age-related macular degeneration (AMD) utilizing the sustained delivery of a tyrosine kinase inhibitor (TKI), resulting in a score of 3.

•	The completion of successful preclinical research for Tethadur resulted in a score of 1.

•	The level of cash, cash equivalents and marketable securities at June 30, 2016 resulted in a score of 4.9.

•	The completion of various corporate development projects resulted in a score of 3.

Using the above predetermined weightings, the weighted average score based on the Compensation Committee’s assessment of achievement of the corporate goals was 3.09 out of 5.0. Based on the above payout percentage scale, this score resulted in a corporate performance achievement of 100.9%. The Compensation Committee determined to use the performance score and the predetermined payout percentages in the determination of bonuses.

The target bonus payout established for Dr. Ashton for fiscal 2016 was 55% of his annual base salary. Based on the corporate performance score of 100.9% and his target bonus payout of 55%, Dr. Ashton received a fiscal 2016 annual bonus of $257,219, equal to approximately 55.5% of his fiscal 2016 base salary.

The target bonus payout established for Ms. Freedman for fiscal 2016 was 35% of her annual base salary, weighted 75% towards corporate goals and 25% towards individual performance. Ms. Freedman’s individual performance assessment was based on her facilitation of business objectives, coordination of intellectual property strategy to optimize product development strategies, management of public company reporting and related Securities and Exchange Commission matters, participation in the Company’s investor relations and communications functions, management of human resources matters and participation in the Company’s business development strategy and projects. The CEO recommended and the Compensation Committee approved an individual performance score of 120% for Ms. Freedman. Based on the corporate performance score of 100.9% weighted 75%, her individual performance score of 120% weighted 25% and her target bonus payout of 35%, Ms. Freedman received a fiscal 2016 annual bonus of $129,505, equal to approximately 37% of her fiscal 2016 base salary.

The target payout established for Mr. Ross for fiscal 2016 was 30% of his annual base salary, weighted 75% towards corporate goals and 25% towards individual performance. Mr. Ross’ individual performance assessment was based on provision of financial and accounting support to facilitate business objectives, responsibility for the Company’s financial statements and compliance with applicable Securities and Exchange Commission requirements and monitoring, optimizing the Company’s operating costs to meet or exceed the Company’s financial goals and providing financial support to the Company’s business development strategy and projects. The CEO recommended and the Compensation Committee approved an individual performance score of 100% for Mr. Ross. Based on the corporate performance score of 100.9% weighted 75%, his individual performance score of 100% weighted 25% and his target bonus payout of 30%, Mr. Ross received a fiscal 2016 annual bonus of $77,091, equal to approximately 30.3% of his fiscal 2016 base salary.

•

Long-Term Equity Incentive Compensation Granted for Fiscal 2016. In July 2015, the Compensation Committee awarded time and service-based options to Dr. Ashton, Ms. Freedman and Mr. Ross, subject to shareholder approval in the case of Dr. Ashton. The Compensation Committee believes that stock options are the appropriate equity award at this time because stock options reward our Named Executive Officers only if our stock price increases above the exercise price of the stock option (the market price on NASDAQ at the close of business on the date of grant). Stock options are therefore an effective method of motivating and incentivizing recipients to manage our Company in a manner that is consistent with the long term interest of our stockholders. The Compensation Committee also intended that these grants provide retention. In light of Radford’s recommendations, the Company’s compensation philosophy and the retention effect of our Named Executive Officers’ unvested option value, the Compensation Committee granted time and service-based options at the 50th percentile of the FY2016 Market Consensus for each of Dr. Ashton, Ms. Freedman and Mr. Ross with exercise prices at fair market value on the date of grant as follows: 290,000 for Dr. Ashton, 80,000 for Ms. Freedman and 40,000 for Mr. Ross. These options vest in equal installments on each of the first four anniversaries of the date of grant. On a termination of Dr. Ashton’s, Ms. Freedman’s or Mr. Ross’s employment without cause by the Company or upon his or her resignation from the Company for good cause, any unvested portion of these options that would have vested as of the first anniversary of the cessation of his or her employment would vest immediately prior to such cessation of employment and the remaining unvested portion of the option would be forfeited.

Fiscal 2017 Base Salary, Bonus Target and Long Term Equity Incentive Compensation

In February 2016, the Compensation Committee engaged Radford to conduct a new benchmarking study for fiscal 2017. In June 2016, following a review and analysis of our executive compensation program, Radford presented the Compensation Committee with a report and recommendations on executive compensation for fiscal 2017. Radford’s recommendations included a market analysis of base salaries, total cash compensation and equity compensation relative to a market consensus (FY2017 Market Consensus) based on the peer group discussed below as well as peer data derived from the published Radford Global Life Sciences Survey representing public biotechnology and pharmaceutical companies with fewer than 150 employees, weighted equally. The Compensation Committee used Radford’s recommendations as a starting point to consider market competitiveness and ultimately sets compensation after also considering individual and Company performance.

The peer group selected by the Compensation Committee for fiscal 2017 was composed of 19 public, biopharmaceutical companies selected based on a comparable business and financial profile to us, including stage of development, employee size and market value. The fiscal 2017 peer group, which as of May 11, 2016 had an average market cap of $76.9 million and average annual revenues of $3.2 million, included, Aerie Pharmaceuticals, Alimera Sciences, Anthera Pharmaceuticals, ArQule, BioDelivery Sciences International, CEL-SCI, Celsion, Cumberland Pharmaceuticals, Cytori Therapeutics, CytRx, DURECT, Hemispherx BioPharma, Imprimis Pharmaceuticals, Ocular Theraputix, Paratek Pharmaceuticals, Proteon Therapeutics, Sunesis Pharmaceuticals, Vermillion and Vical. Our peer group was recommended by Radford and approved by the Compensation Committee. The fiscal 2017 peer group did not include five companies used in the fiscal 2016 peer group: Agenus, Curis, Heron Therapeutics and Ocothyreon, which no longer had a business or a financial profile comparable to ours, and Pozen, which merged with another company. The fiscal 2017 peer group added four new comparator companies to the fiscal 2016 peer group: BioDelivery Sciences International, Imprimis Pharmaceuticals, Ocular Theraputix and Paratek Pharmaceuticals.

For fiscal 2017, the Compensation Committee targeted base salary and total compensation of our executive officers around the 50th percentile of FY2017 Market Consensus, but limited by a maximum increase of 3% from fiscal 2016 base salaries except in the case of outstanding performance. Dr. Ashton’s fiscal 2017 base salary was increased to $477,405, 4.5% percent below the 50th percentile of the FY2017 Market Consensus and an increase of 3.0% from Dr. Ashton’s fiscal 2016 base salary. Fiscal 2016 base salary was increased to $362,731 for Ms. Freedman, 1% percent above the 50th percentile of the FY2017 Market Consensus and an increase of 3.6% from Ms. Freedman’s fiscal 2016 base salary, and $262,891 for Mr. Ross, 4.4% percent above the 50th percentile of the FY2017 Market Consensus and an increase of 3% from Mr. Ross’ fiscal 2016 base salary. The Compensation Committee set fiscal 2017 target bonus percentages at 55% for Dr. Ashton, 35% for Ms. Freedman and 30% for Mr. Ross, at the 50th percentile of the FY2017 Market Consensus, which together with fiscal 2017 base salary, positioned total target cash compensation levels between the 25th and 50th percentiles of the FY2017 Market Consensus for Dr. Ashton, at approximately the 50th percentile of the FY2017 Market Consensus for Ms. Freedman and 4% above the 50th percentile of the FY2017 Market Consensus for Mr. Ross.

In July 2016, the Compensation Committee awarded time and service-based options to Dr. Ashton, Ms. Freedman and Mr. Ross, subject to shareholder approval in the case of Dr. Ashton. The Compensation Committee believes that stock options are the appropriate equity award at this time because stock options reward our Named Executive Officers only if our stock price increases above the exercise price of the stock option (the market price on NASDAQ at the close of business on the date of grant). Stock options are therefore an effective method of motivating and incentivizing recipients to manage our Company in a manner that is consistent with the long term interest of our stockholders. The Compensation Committee also intended that these grants provide retention. In light of Radford’s recommendations, the Company’s compensation philosophy and the retention effect of our Named Executive Officers’ unvested option value, the Compensation Committee granted time and service-based options at the 50th percentile of the FY2017 Market Consensus for each of Dr. Ashton, Ms. Freedman and Mr. Ross with exercise prices at fair market value on the date of grant as follows: 445,000 for Dr. Ashton, subject to stockholder approval, 125,000 for Ms. Freedman and 95,000 for Mr. Ross. These options vest in equal installments on each of the first four anniversaries of the date of grant. Because Dr. Ashton’s employment with us terminated prior to his fiscal award receiving stockholder approval, his 445,000 options were cancelled on the date of his employment termination.

Ms. Lurker and Dr. Paggiarino, each of whom commenced employment with us during fiscal 2017, are entitled pursuant to their letter agreements with us to a base salary of $530,000 and $385,000, respectively. Each is also eligible for an annual cash bonus, targeted at 55% of base salary for Ms. Lurker and 35% of base salary for Dr. Paggiarino. Ms. Lurker’s employment agreement provides, subject to shareholder approval in accordance with ASX Listing Rules, for the grant of 850,000 time and service-based options and performance stock units representing the right to receive up to 500,000 shares of our common stock based on achievement of specified target total shareholder returns, measured on the third anniversary of grant. Both awards will be made as inducement grants within the meaning of NASDAQ Listing Rule 5635(c). Pursuant to his offer letter, Dr. Paggiarino received an award of 230,000 time and service-based options. The Compensation Committee consulted with Radford in determining Ms. Lurker’s compensation, with Radford recommending compensation levels based on the market practices of our fiscal 2017 peer group, the FY2017 Market Consensus, and biopharmaceutical company chief executive officers hired since 2015. Based on Radford’s advice, the Compensation Committee set Ms. Lurker’s base salary between the 50th and 75th percentiles relative to market practice, also taking into account Ms. Lurker’s base salary in her previous position, and set her target annual cash bonus opportunity at the 50th percentile. Ms. Lurker’s option award was at the 50th percentile for new-hire option grants relative to this market group, and her performance stock unit award, if achieved at maximum, would put her total new-hire equity at the 75th percentile.

Termination-Based Compensation

Pursuant to their employment agreements (and, in Dr. Paggiarino’s case, his offer letter agreement), Dr. Ashton was, and Ms. Lurker, Ms. Freedman, Mr. Ross, and Dr. Paggiarino are, entitled to severance payments in certain circumstances described under “Potential Payments upon Termination or Change in Control.” We believe that it is important to define the relative obligations of pSivida and these Named Executive Officers, including obtaining protection against competition and solicitation, and that severance protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities.

Tax and Accounting Considerations

Section 162(m) (Section 162(m)) of the Internal Revenue Code of 1986, as amended (the Code), generally disallows a tax deduction for individual compensation in excess of $1.0 million in any taxable year paid to our CEO and the three other most highly compensated executive officers, other than our chief financial officer, unless the compensation qualifies as performance-based under Section 162(m). Our Board and Compensation Committee may take into consideration the potential deductibility of the compensation payable under our compensation programs as one of the factors to be considered when establishing and administering these programs. We generally structure the value of our cash and stock compensation to fall below this limit, and our stock options to comply with exemptions in Section 162(m), so that the compensation remains tax deductible to us. However, our Board or Compensation Committee may, in their judgment, authorize compensation payments that do not comply, in whole or in part, with the performance-based exemptions in Section 162(m) or that may otherwise be limited as to tax deductibility when they believe that such payments are appropriate to attract and retain executive talent. Our Board and Compensation Committee regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Prohibition of Hedging and Pledging of our Stock

Our Insider Trading Policy prohibits our employees, including our executive officers, and directors from engaging in transactions designed to offset decreases in the market value of our stock, including certain forms of hedging and monetization transactions, such as “collars” and “prepaid variable forward contracts.” Our policy also prohibits employees, including our executive officers, and directors from pledging our securities as collateral for a loan.

Stock Ownership Guidelines

Effective September 25, 2015, our Board, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines for our executive officers. These guidelines were established to further align the interests of our executive officers with those of our stockholders and to promote our commitment to sound corporate governance practices. The ownership guidelines for our executive officers are listed below:

Multiple of Base Salary
Chief Executive Officer	3x
Each other Executive Officer covered by the Guidelines	1x

Owned shares as well as shares underlying vested stock options, to the extent such options are “in-the-money,” unvested restricted shares (including performance shares) and vested restricted shares are counted towards meeting the guidelines.

All executive officers have five years from the later of the effective date of these guidelines or their appointment as a Section 16 officer to meet these guidelines, and their stock ownership is reviewed annually by the Compensation Committee. For Ms. Lurker and Dr. Paggiarino, the compliance deadline is September 15, 2021 and August 1, 2021, respectively. For Ms. Freedman and Mr. Ross, the compliance deadline is September 25, 2020, but we expect the target stock ownership levels will likely be achieved before then.

10b5-1 Plans

Each of our executive officers is required to receive the permission of our general counsel prior to entering into any transactions in our securities. Generally, trading is permitted only during announced trading windows. Employees subject to trading restrictions, including our Named Executive Officers, may enter into trading plans under Rule 10b5-1 of the 1934 Act, provided the plans are entered into during an open trading window and approved by us. Certain of our executive officers are, and in the future these officers and other executive officers may be, parties to 10b5-1 plans.

Compensation Committee Processes and Procedures

The Compensation Committee is responsible for overseeing executive compensation and benefits; it administers, reviews and approves, or, as it determines appropriate, recommends to the Board, any changes in individual compensation of executive officers, general compensation policies and equity and incentive plans. The Compensation Committee has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, and to authorize payment of any such advisors.

Our Named Executive Officers had limited involvement in determining or recommending the amount or form of executive compensation in fiscal 2016 as described above. No executive may be involved in, or present during, deliberations or voting on his or her own compensation.

Executive Compensation

The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in pSivida of our Named Executive Officers.

Summary Compensation Table

The following table and footnotes provide additional information concerning the compensation of our Named Executive Officers for the fiscal years ended June 30, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul Ashton	2016	463,500	257,219	735,038	13,784	1,469,541
President and Chief Executive Officer	2015	463,500	133,836	815,528	12,888	1,425,752
	2014	450,000	258,638	417,192	15,020	1,140,850

Lori Freedman	2016	350,127	129,505	224,076	14,018	717,726
Vice President for Corporate Affairs, General Counsel and Company Secretary	2015	339,929	76,620	258,343	13,055	687,947
	2014	330,028	103,464	189,535	14,145	637,172

Leonard Ross	2016	255,234	77,091	112,038	13,954	458,317
Vice President, Finance	2015	247,800	47,875	155,006	13,180	463,861
	2014	240,583	75,423	108,305	14,214	438,525

(1)	The amounts in this column do not take into account contributions made by our Named Executive Officers to the Company’s 401(k) plan, which for 2016 were $24,000 by Dr. Ashton, $18,510 by Ms. Freedman and $24,446 by Mr. Ross.

(2)	The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model. Assumptions used in the calculation of these amounts are included in Note 11 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal 2016. The grant date fair value is measured at the date of stockholder approval in the case of Dr. Ashton and the date of Compensation Committee approval in the case of Ms. Freedman and Mr. Ross.

(3)	Consists of 401(k) contributions and group term life insurance premiums, as detailed below:

Name and Principal Position	Year	Company Paid Amounts for Life Insurance ($)	Company Contributions to 401(k) Plan ($)	Total ($)
Paul Ashton	2016	534	13,250	13,784
President and Chief Executive Officer	2015	516	12,372	12,888
	2014	462	14,558	15,020

Lori Freedman	2016	534	13,484	14,018
Vice President for Corporate Affairs, General Counsel and Company Secretary	2015	516	12,539	13,055
	2014	462	13,683	14,145

Leonard Ross	2016	534	13,420	13,954
Vice President, Finance	2015	516	12,664	13,180
	2014	462	13,752	14,214

During fiscal years 2016, 2015 and 2014, Dr. Ashton, Ms. Freedman and Mr. Ross were employed under employment agreements with the Company, pursuant to which they received the annual base salaries indicated in the above Summary Compensation Table. As described above under Compensation Discussion and Analysis—Overview of Compensation Program—Employment Agreements and Elements of Compensation, the employment agreements of Dr. Ashton, Ms. Freedman and Mr. Ross also provided for annual cash bonuses, discretionary stock option grants, matching 401(k) contributions consistent with other U.S. employees and participation in our medical, dental and life and disability insurance plans.

Grants of Plan-Based Awards

The following table and footnotes provide information concerning grants of plan-based awards to our Named Executive Officers during the fiscal year ended June 30, 2016.

Name	Grant Date	Compensation Committee Approval Date	All Other Option Awards; Number of Securities Underlying Options(1)	Exercise Price ($)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Paul Ashton	12/3/15	07/23/15	290,000	4.09	735,038
President and Chief Executive Officer

Lori Freedman	07/23/15	07/23/15	80,000	4.09	224,076
Vice President for Corporate Affairs, General Counsel and Company Secretary

Leonard Ross	07/23/15	07/23/15	40,000	4.09	112,038
Vice President, Finance

(1)	These option awards vest in four equal annual installments, commencing on the first anniversary of the date of Compensation Committee approval. In addition, in the event of involuntary termination without cause or voluntary termination for good cause, any unvested portion of the options that would have vested as of the first anniversary of the employment termination instead would vest immediately prior to the employment termination, and if such termination occurs within 24 months after a change of control, all options automatically would vest and remain exercisable for one year or, if earlier, the option expiration date.

(2)	The exercise price reflects the closing market price of our common stock on the date of Compensation Committee approval.

(3)	The grant date fair value of option grants is calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model, including valuation at the date of stockholder approval in the case of Dr. Ashton and at the date of Compensation Committee approval in the case of Ms. Freedman and Mr. Ross.

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information concerning outstanding equity awards for our Named Executive Officers as of June 30, 2016:

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Paul Ashton	80,000	—		1.13	11/18/18
President and Chief Executive Officer	315,000	—		4.01	11/19/19
	87,380	—		3.45	07/22/20
	135,000	—		5.05	07/21/21
	78,000	26,000	(1)	2.14	07/18/22
	92,700	92,700	(1)	3.51	07/23/23
	61,250	183,750	(1)	4.47	07/15/24
	—	290,000	(1)	4.09	07/23/25

Lori Freedman	100,000	—		2.90	09/04/18
Vice President for Corporate Affairs,	10,000	—		2.77	09/10/18
General Counsel and Company Secretary	71,900	—		1.81	06/25/19
	46,325	—		3.45	07/22/20
	60,000	—		5.05	07/21/21
	33,000	11,000	(2)	2.14	07/18/22
	35,000	35,000	(2)	3.51	07/23/23
	18,750	56,250	(2)	4.47	07/15/24
	—	80,000	(2)	4.09	07/23/25

Leonard Ross	40,000	—		2.85	09/11/18
Vice President, Finance	5,000	—		1.81	06/25/19
	23,800	—		3.45	07/22/20
	25,000	—		5.05	07/21/21
	18,000	6,000	(3)	2.14	07/18/22
	20,000	20,000	(3)	3.51	07/23/23
	11,250	33,750	(3)	4.47	07/15/24
	—	40,000	(3)	4.09	07/23/25

(1)	Dr. Ashton’s unexercisable options vest and become exercisable as follows: 26,000 on July 18, 2016, 92,700 in two equal annual installments commencing July 23, 2016, 183,750 in three equal annual installments commencing July 15, 2016, and 290,000 in four equal annual installments commencing July 23, 2016. A portion of these options also vest on involuntary termination without cause and voluntary termination by Dr. Ashton for good cause as described below.

(2)	Ms. Freedman’s unexercisable options vest and become exercisable as follows: 11,000 on July 18, 2016, 35,000 in two equal annual installments commencing July 23, 2016, 56,250 in three equal annual installments commencing July 15, 2016 and 80,000 in four equal annual installments commencing July 23, 2016. A portion of these options also vest on involuntary termination without cause and voluntary termination by Ms. Freedman for good cause as described below.

(3)	Mr. Ross’s unexercisable options vest and become exercisable as follows: 6,000 on July 18, 2016, 20,000 in two equal annual installments commencing July 23, 2016, 33,750 in three equal annual installments commencing July 15, 2016, and 40,000 in four equal annual installments commencing July 23, 2016. A portion of these options also vest on involuntary termination without cause and voluntary termination by Mr. Ross for good cause as described below.

Option Exercises

The following table sets forth information regarding the number and value of stock options exercised during fiscal 2016 for each of our Named Executive Officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)
Paul Ashton	130,000	$524,363
Lori Freedman	—	—
Leonard Ross	45,000	149,610

(1)	Value realized on exercise of options calculated based upon the difference between the market price of the shares of common stock underlying the options on the date of exercise and the option exercise price.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change in Control

Dr. Ashton had, and Ms. Freedman and Mr. Ross have, contracts with us that provide for potential payments in connection with termination by us without cause or their resignation for good cause.

If the severance provisions in these contracts had been triggered on June 30, 2016, Dr. Ashton, Ms. Freedman and Mr. Ross would have been entitled to payments in the following amounts:

Triggering Event / Payment	Paul Ashton(1)(2)(3)	Lori Freedman(2)(3)	Leonard Ross(2)(3)
Termination without Cause / Constructive Termination
Salary	$463,500	$350,127	$191,426
Bonus	305,910	250,517	91,884
Medical / Life / Disability Insurance	28,783	27,831	19,905
Acceleration of Unvested Option Awards	17,940	7,590	4,140

Total	$816,093	$636,065	$307,355

Change in Control followed by Termination
Salary	$463,500	$350,127	$255,234
Bonus	305,910	250,517	139,759
Medical / Life / Disability Insurance	28,783	27,831	19,905
Acceleration of Unvested Option Awards	17,940	7,590	4,140

Total	$816,093	$636,065	$419,038

(1)	The above table does not take into account up to $800,000 that Dr. Ashton could receive if we exercised our right under our non-competition agreement with Dr. Ashton to require him not to compete with us for a period of up to 24 months. Any severance or other payments owed to Dr. Ashton in connection with the termination of his employment as described in his non-competition agreement would result in a dollar-for-dollar reduction in the amount paid to Dr. Ashton under this non-competition agreement.

(2)	The above table assumes lump-sum payments for one year of medical, dental, life and disability insurance premiums for Dr. Ashton, Ms. Freedman and Mr. Ross, and does not take into account potential increases in insurance premiums. The table also assumes that Dr. Ashton, Ms. Freedman and Mr. Ross would elect their current coverages under our employee benefit plans and would not obtain coverage from another employer. For purposes of quantifying medical, dental, life and disability insurance benefits, we have used the assumptions used for financial reporting purposes under generally accepted accounting principles.

(3)	The above table values the acceleration of unvested in-the-money option awards using the spread between (i) the relevant option exercise price and (ii) the closing price of our common stock on NASDAQ on June 30, 2016, which was $2.83.

The severance arrangements of each of Dr. Ashton, Ms. Freedman and Mr. Ross as of June 30, 2016 are further described in the following paragraphs.

Paul Ashton

Termination of Dr. Ashton’s employment by us without cause, or by Dr. Ashton with good cause, would have required us to pay severance to Dr. Ashton. Dr. Ashton would have been entitled to a lump sum payment equal to 100% of his current annual salary plus the pro rata portion of his bonus for the year of such termination, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas had been established, the maximum bonus for which he was eligible during the prior year calculated on the same assumption. The bonus payable would be reduced by any bonus payments relating to services performed in the year in which termination occurred (1) that already had been paid or were payable as of the date of termination or (2) that were not earned because of the failure to achieve targets or formulas that were no longer able to be achieved. The bonus payable also would exclude any bonus paid or payable in the year in which termination occurred with respect to services rendered in a prior year. We also would have been required to provide Dr. Ashton with medical, life and disability insurance benefits for a period of one year if he elected coverage. Additionally, with respect to options held by Dr. Ashton, any unvested portion that would have vested as of the first anniversary following the date of his termination by us without cause or by Dr. Ashton with good cause (other than within 24 months of a change in control) would have vested upon any such termination, and such options would have remained exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. Upon any such termination within 24 months of a change in control, any unvested portion of options held by Dr. Ashton would have vested and become exercisable upon such termination, and such options would have remained exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause, or by Dr. Ashton without good cause, would not have required us to pay any severance to Dr. Ashton.

Dr. Ashton has a separate non-competition agreement with us. Under this agreement, following a termination by us for cause, or by Dr. Ashton without good cause, Dr. Ashton would be required not to engage in certain activities that would be in competition with us for a period of twelve months from the date of termination. No additional consideration is required to be paid by us for this period. We could at our option extend this period for an additional twelve months, in which case we would be required to pay Dr. Ashton an amount equal to his annual base salary as of the date of termination in twelve equal installments over the course of the additional twelve-month period.

Under Dr. Ashton’s non-competition agreement, following a termination by us without cause, or by Dr. Ashton for good cause, we would have the option to prevent him from engaging in certain activities that would be in competition with us for a period of up to twenty-four months from the date of such termination.

In connection with his termination of employment on September 14, 2016, Dr. Ashton will receive the following severance benefits: one year of base salary payable in a lump-sum (totaling $477,409), a pro-rata portion of his Maximum Bonus (as defined in his employment agreement) (totaling $65,607), subsidized medical and dental benefits for twelve months, the cash value of the Company’s cost to provide twelve months of life and disability benefits coverage payable in a lump-sum and accelerated vesting of 180,100 options. Dr. Ashton will have twelve months to exercise any vested options that he held as of his employment termination date. Dr. Ashton’s severance benefits are subject to his signing an effective release of claims and his continued compliance with his restrictive covenant agreement. These benefits do not take into account an additional twelve months of base salary that Dr. Ashton could receive if we exercise our right under his restrictive covenant agreement to extend his non-competition obligations for another twelve months.

Lori Freedman

Termination of Ms. Freedman’s employment by us without cause, or by Ms. Freedman with good cause, would require us to pay severance to Ms. Freedman. Ms. Freedman would be entitled to a lump sum payment equal to the sum of (1) 100% of current annual salary, (2) an amount equal to the greater of the prior year’s bonus and the bonus for the year preceding that year and (3) a pro rata portion of the current year’s bonus, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. This lump sum payment may be made either in cash, or, at our election, 50% in cash and 50% in stock. We also would be required to provide medical, life and disability benefits to Ms. Freedman for a period of one year if she so elected. Additionally, with respect to options held by Ms. Freedman, any unvested portion that would have vested as of the first anniversary following the date of her termination by us without cause or by Ms. Freedman with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. Upon any such termination within 24 months of a change in control, any unvested portion of Ms. Freedman’s options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause or by Ms. Freedman without good cause would not require us to pay any severance to Ms. Freedman.

Leonard Ross

Termination of Mr. Ross’ employment by us without cause, or by Mr. Ross with good cause, would require us to pay severance to Mr. Ross. Upon any such termination (other than within 24 months of a change of control), provided that at the Company’s election Mr. Ross remains an employee for up to nine months after notifying the Company of a good cause termination, Mr. Ross would be entitled to a lump sum payment equal to the sum of (1) 75% of current annual salary and (2) a pro rata portion of the current year’s bonus, calculated based on the period from the commencement of the fiscal year until the termination date and further calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. We also would be required to provide medical, life and disability benefits to Mr. Ross for a period of one year if he so elected. Additionally, with respect to all options held by Mr. Ross, any unvested portion that would have vested as of the first anniversary following the date of his termination by us without cause or by Mr. Ross with good cause would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date.

In the event of any such termination within 24 months of a change in control, Mr. Ross would be entitled to a lump sum payment equal to the sum of (1) 100% of current annual salary, (2) an amount equal to the prior year’s bonus and (3) a pro rata portion of the current year’s bonus, calculated based on the period from the commencement of the fiscal year until the termination date and further calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus, as well as medical, life and disability benefits to Mr. Ross for a period of one year if he so elected. In addition, upon any such termination within 24 months of a change in control, any unvested portion of Mr. Ross’ options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause or by Mr. Ross without good cause would not require us to pay any severance to Mr. Ross.

DIRECTOR COMPENSATION

The following table and footnotes provide information regarding the compensation paid to our non-executive directors for the fiscal year ended June 30, 2016:

Name	Fees Earned or Paid in Cash ($)	Option Awards($)(1)(2)		All Other Compensation	Total ($)
David J. Mazzo	78,835	70,127		—	148,962
Michael Rogers	80,000	46,752		—	126,752
Peter Savas	58,539	46,752	(3)	—	105,291
Douglas Godshall	62,835	46,752		—	109,587
James Barry	72,000	46,752		—	118,752

(1)	The amounts in this column reflect the grant date fair value as determined in accordance with FASB ASC Topic 718. The underlying valuation assumptions for equity awards are further disclosed in Note 11 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2016.

(2)	The following table shows the aggregate number of outstanding shares underlying outstanding options held by our non-executive directors as of June 30, 2016:

Name	Outstanding Option Awards
David J. Mazzo	405,000
Michael Rogers	290,000
Peter Savas	160,000
Douglas Godshall	140,000
James Barry	60,000

(3)	Mr. Savas resigned from the Board on February 5, 2016. In connection with his resignation, his fiscal 2016 option award of 20,000 options was accelerated and vested in full on his resignation date, and the exercise period of such options as well as his other options that were then vested was extended from May 4, 2016 to June 30, 2017. The aggregate incremental fair value of such accelerated vesting and extended exercise period was $40,694, computed as of the date his options were modified, and determined in accordance with FASB ASC Topic 718.

The compensation of our non-executive directors for fiscal 2016 was:

•	annual retainer fee of $60,000 for the Board chair and $40,000 for each other Board member;

•	annual retainer fee of $20,000 for the chair and $8,000 for each other member of the Audit and Compliance Committee;

•	annual retainer fee of $12,000 for the chair and $6,000 for each other member of the Compensation Committee;

•	annual retainer fee of $8,000 for the chair and $4,000 for each other member of the Governance and Nominating Committee;

•	annual retainer fee of $8,000 for the chair and $4,000 for each other member of the Science Committee;

•	in the event a director attends more than twelve committee meetings, meeting attendance fees of $1,000 for each Board and committee meeting attended thereafter;

•

initial grant of an option to purchase 40,000 shares for a new director and annual grants of options to purchase 30,000 shares for the Board chair and 20,000 shares for other directors, all subject to stockholder approval; and

•	additional compensation of $25,000 and $20,000 to Mr. Savas and Dr. Barry, respectively, for services provided in connection with potential strategic transactions considered by the Board.

Our non-executive director compensation remains unchanged for fiscal 2017.

Dr. Ashton received no additional compensation for serving as a director. Ms. Lurker will receive no additional compensation for serving as a director in fiscal 2017.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of six directors, David J. Mazzo, Nancy Lurker, Michael Rogers, Douglas Godshall, James Barry and Jay Duker. Each of these directors has been nominated by the Board for election at the Annual Meeting. Each nominee, if elected, will hold office until our 2017 Annual Meeting and until his or her successor is duly elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. We do not anticipate that any nominee will become unavailable to serve. See “Board of Directors” for further information about each of the nominees.

The Board recommends that you vote FOR the election of each of the nominees as directors.

PROPOSAL 2: APPROVAL OF OPTION GRANT AND RESTRICTED STOCK UNIT GRANT TO

THE CEO

We provide equity incentives to our executive officers as part of their compensation. In connection with the appointment of Nancy Lurker as President and Chief Executive Officer, the Compensation Committee granted two equity awards to Ms. Lurker, subject to stockholder approval in accordance with ASX Listing Rule 10.11. The awards consist of an option to purchase 850,000 shares of common stock and restricted stock units (RSUs) entitling Ms. Lurker to receive up to 500,000 shares of common stock based on achievement of specified target stockholder returns. The Compensation Committee determined the amount and terms of the grants with advice from its independent compensation consultant Radford and considered peer group and survey information. The awards were granted as an inducement material to Ms. Lurker entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4) and were designed to incentivize Ms. Lurker’s future performance and to promote her retention. In determining each of these grants, the Compensation Committee sought the advice of compensation consulting firm Radford and considered peer group and survey information.

The Company will issue certificates representing the awards within one month of the receipt of stockholder approval. The awards to Ms. Lurker will not have any effect upon the rights of existing security holders, except a potential reduction of each existing security holder’s percentage ownership in the Company by up to approximately 3.8%.

ASX Listing Rule 10.11 provides that the Company must not issue securities to a related party of the Company without first obtaining stockholder approval. Ms. Lurker, as a director of the Company, is considered a related party for purposes of ASX Listing Rule 10.11. As stockholder approval is being sought under ASX Listing Rule 10.11, approval under ASX Listing Rule 7.1 is not required in accordance with ASX Listing Rule 7.2 (Exception 14). If this proposal 2 is approved, the Company will retain the flexibility to issue equity securities up to the 15% annual placement capacity set out in ASX Listing Rule 7.1 without seeking stockholder approval. Further commentary regarding Listing Rule 7.1 and the Company’s 15% annual placement capacity is set out under proposal 5 below.

Material Terms of the Proposed Grants

Ms. Lurker’s option has an exercise price of $3.63 per share, the closing price on NASDAQ of a share of our common stock on September 15, 2016, the date the Compensation Committee approved her grants (approval date). The option vests and becomes exercisable in four equal installments on the first through fourth anniversaries of the approval date. This option, if not earlier forfeited, expires on the tenth anniversary of the approval date. Ms. Lurker’s RSU grant is subject to performance-based cliff vesting measured on the third anniversary of the approval date. Each of the 500,000 restricted stock units represents the right to receive one share of the Company’s common stock if vested when measured on the third anniversary of the approval date on the following terms: (1) no RSUs vest if the Company’s three-year total stockholder return (TSR) is at or below the 50th percentile relative to the companies comprising the NASDAQ Biotechnologies Index (the Reference Index), (2) 100,000 of the RSUs vest if the Company’s three-year TSR is above the 50th percentile relative to the Reference Index, (3) 300,000 of the RSUs vest if the Company’s three-year TSR is above the 75th percentile relative to the Reference Index and (5) all 500,000 of the RSUs vest if the Company’s three-year TSR is above the 90th percentile relative to the Reference Index.

If Ms. Lurker’s employment is terminated without “Cause” or for “Good Cause” (each as defined in the employment agreement), Ms. Lurker is entitled to accelerated vesting of the stock option. Upon such a termination, any unvested portion of the stock option that would have vested as of the second anniversary of such termination had Ms. Lurker’s employment continued for such period will vest. Further, if such a termination occurs within 24 months following a qualifying change of control, the stock option will vest in its entirety and the exercise period for such stock option will be extended for an additional nine months or until the award’s expiration date, if earlier. If Ms. Lurker’s employment is terminated without “Cause” or for “Good Cause” prior to the third anniversary of the date of the RSU grant, she will be eligible to vest in a pro-rated portion of the RSUs, based on her service from the grant date to her employment termination date, with the Company’s relative TSR measured as of such termination date. If such a termination occurs within 24 months following a qualifying change of control, the Compensation Committee will determine the extent to which the performance objective is met and the number of RSUs that will vest, if any. The stock option and RSU inducement awards will be made subject to and governed by the terms and conditions of the pSivida Corp. 2008 Incentive Plan, as amended (the 2008 Plan), but will not be awarded under the 2008 Plan and will not reduce the number of shares of the Company’s common stock available for issuance under awards issued pursuant to the 2008 Plan.

The proposed grant is being issued for no cash consideration and there are no loans being made in relation to the proposed grant. Accordingly, no funds are being raised in connection with the grant of securities contemplated by this proposal 2.

The Board recommends that you vote FOR proposal 2, the approval of the option grant and restricted stock unit grant to Ms. Lurker.

The Company will disregard any votes cast on this proposal 2 by a person who is to receive securities in relation to the Company (being Nancy Lurker) and any of their respective “associates” (as that term is defined in ASX Listing Rules and the Australian Corporations Act 2001 (Cth)). However, the Company need not disregard a vote if it is cast by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form, or it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

PROPOSAL 3: APPROVAL OF OPTION GRANTS TO NON-EXECUTIVE DIRECTORS

The Compensation Committee has granted, subject to stockholder approval for purposes of ASX Listing Rule 10.14, options to our five non-executive directors under the pSivida Corp. 2008 Incentive Plan, as amended (the 2008 Plan), as follows: an annual grant of 30,000 shares of common stock for David J. Mazzo, the chairman of our Board; annual grants of 20,000 shares of common stock for each of Michael Rogers, Douglas Godshall and James Barry; and an initial grant of 40,000 shares of common stock for Jay Duker in connection with his appointment as a director.

The Compensation Committee has determined that an initial grant to new directors of an option to purchase 40,000 shares and annual grants to existing directors of an option to purchase 20,000 shares are appropriate to recruit and retain high-quality directors and are consistent with competitive director equity compensation in peer companies. The Compensation Committee has further determined that the larger annual grant of 30,000 shares to the chairman of the Board is appropriate to reflect the additional contribution and time commitment of that role. In determining each of these option grants, the Compensation Committee sought the advice of compensation consulting firm Radford and considered peer group and survey information.

The Company will issue certificates representing the awards within one month of stockholder approval. The option grants will not have any effect upon the rights of existing security holders, except a potential reduction of each existing security holder’s percentage ownership in pSivida by up to approximately 0.38%.

The option grants are independent of one another, and each proposal will be voted on separately as follows:

•	Proposal 3.1 – grant of 30,000 options to David J. Mazzo, and the acquisition of up to 30,000 shares on exercise of those options by David J. Mazzo

•	Proposal 3.2 – grant of 20,000 options to Michael Rogers, and the acquisition of up to 20,000 shares on exercise of those options by Michael Rogers

•	Proposal 3.3 – grant of 20,000 options to Douglas Godshall, and the acquisition of up to 20,000 shares on exercise of those options by Douglas Godshall

•	Proposal 3.4 – grant of 20,000 options to James Barry, and the acquisition of up to 20,000 shares on exercise of those options by James Barry

•	Proposal 3.5 – grant of 40,000 options to Jay Duker, and the acquisition of up to 40,000 shares on exercise of those options by Jay Duker

Material Terms of the Option Grants

The option grant to Dr. Duker is an initial new director grant of an option to purchase 40,000 shares at an exercise price of $3.17 per share, equal to the closing price on NASDAQ of a share of our common stock on September 26, 2016, the date of his appointment and the date the Compensation Committee approved his grant. This option vests and becomes exercisable in three equal annual installments commencing September 26, 2017, and expires on the tenth anniversary of such approval date. The option grants to Dr. Mazzo, Mr. Rogers, Mr. Godshall and Dr. Barry each have an exercise price of $3.49 per share, equal to the closing price on NASDAQ of a share of our common stock on July 21, 2016, the date the Compensation Committee approved their grants. These options vest and become exercisable on July 21, 2017, the first anniversary of such approval date, and expire on the tenth anniversary of such approval date. Each option, on exercise, entitles the relevant director to purchase one share.

If a director’s Board service is terminated after a qualifying change of control, the option granted to that director automatically vests and remains exercisable until the earlier of (i) one year following such termination and (ii) the option expiration date. The options are subject to the terms of the 2008 Plan.

The proposed grants are being issued for no cash consideration. Accordingly, no funds are being raised in connection with the grant of securities contemplated by this proposal 3. There are no loans being made in relation to the proposed grants and no directors or associates of directors have received securities under the 2008 Plan since the last grants approved by stockholders (which were 2015 annual option grants to non-executive directors under the 2008 Plan in the amount of 30,000 shares for Dr. Mazzo and 20,000 shares for each of Mr. Savas (resigned effective February 5, 2016), Mr. Rogers, Mr. Godshall and Dr. Barry). All directors of the Company are entitled to participate in the 2008 Plan.

The Board recommends that you vote FOR proposals 3.1, 3.2, 3.3. 3.4 and 3.5, the approval of the option grants to each of Dr. Mazzo, Mr. Rogers, Mr. Godshall, Dr. Barry and Dr. Duker.

The Company will disregard any votes cast on proposals 3.1, 3.2, 3.3, 3.4 and 3.5 by any director of the Company and any of their respective “associates” (as that term is defined in ASX Listing Rules and the Australian Corporations Act 2001 (Cth)). However, the Company need not disregard a vote if it is cast by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form, or it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under Section 14A of the Exchange Act, the Board is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and advisory, the Board and the Compensation Committee value the opinion of our stockholders, and to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns. The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of our Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2017 annual meeting of stockholders.

Executive compensation is an important matter for stockholders. The core of the Company’s executive compensation philosophy and practice is weighted to at-risk incentive compensation earned on the basis of performance and continues to balance elements of compensation to incentivize performance and promote retention. We believe our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles and stockholder interests and concerns. Compensation of our executive officers takes into account Company performance, individual contribution and peer compensation and is designed to enable the Company to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

The compensation of our Named Executive Officers is described starting on page 15 of this Proxy Statement, which includes the Compensation Discussion and Analysis, or CD&A. The CD&A provides additional details on executive compensation, including the Company’s compensation philosophy and objectives, and the fiscal 2016 compensation of our Named Executive Officers.

The Company is asking stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2016, and the other related tables and disclosures).”

The Board recommends that you vote, on an advisory basis, FOR the Company’s 2016 executive compensation.

PROPOSAL 5: APPROVAL OF THE PSIVIDA CORP. 2016 INCENTIVE PLAN

We are asking stockholders to approve the adoption of the pSivida Corp. 2016 Incentive Plan (the 2016 Plan), which was approved by the Board on October 3, 2016, subject to stockholder approval. The 2016 Plan will not become effective unless it is approved by our stockholders. The maximum number of shares of the Company’s common stock that may be issued in satisfaction of awards under the 2016 Plan is 3,000,000, plus up to 800,000 shares of the Company’s common stock that remain available for grant under the pSivida Corp. 2008 Incentive Plan, as amended (the 2008 Plan), plus any shares of common stock that would otherwise have become available for grant under the 2008 Plan as a result of the termination or forfeiture of awards under the 2008 Plan.

The Board believes that equity awards provide an important incentive for our employees, including our executive officers and other key employees, and our directors to remain with the Company, to motivate them to help achieve our corporate objectives and to align their interests with those of our stockholders. Based on an analysis by Radford of the remaining shares of our common stock available for grant under the 2008 Plan, the number of equity awards outstanding under the 2008 Plan, the Company’s outstanding equity awards expressed as a percentage of outstanding shares relative to the dilution of Non-Russell 3000 companies with a similar profile under the GICS 3520 – Life Sciences Tools & Services survey, our historic burn rate relative to the GICS 3520 peer group, current and proposed plan features, and the equity plan guidelines established by proxy advisory firms, the Board voted to approve the 2016 Plan and the share pool authorized for issuance under it, as described below, to ensure that we have sufficient capacity to continue to provide appropriate equity incentives. As further described below, the Board is asking stockholders to approve the 2016 Plan so that we will have the ability, if desired, to grant awards under the plan that are not subject to special tax rules that may limit their deductibility.

The Board believes that the 2016 Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including the following:

•

Independent Committee. The 2016 Plan is administered by the Compensation Committee, which is composed entirely of independent directors who meet NASDAQ standards for independence and who meet the definition of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m), and “non-employee directors” under Rule 16b-3(b)(3) of the Exchange Act.

•

No Discounted Stock Options or SARs. All stock option and stock appreciation right (SAR) awards under the 2016 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•

No Repricing. Other than in connection with a corporate transaction involving the Company or certain other events, the 2016 Plan prohibits any repricing of stock options or SARs without obtaining stockholder approval in accordance with the NASDAQ requirements.

•

Limits on Awards. The 2016 Plan limits the number of stock options, SARs and other awards that may be granted to plan participants in any calendar year and also contains separate limits on the aggregate compensation that may be made to non-employee directors in any calendar year.

•

Performance Awards. Under the 2016 Plan, the Compensation Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m), as well as other performance-based awards.

•

No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2016 Plan will not be recycled into the share pool under the 2016 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award.

•	No Single-Trigger Vesting upon a Change of Control. The 2016 Plan does not provide for the automatic acceleration of equity awards in connection with a change of control.

•

Transferability. Awards under the 2016 Plan generally may not be transferred except by will or by the laws of descent and distribution. The Compensation Committee may permit the gratuitous transfer of awards other than ISOs.

•

Minimum Vesting Period. The 2016 Plan provides for a minimum vesting and exercisability period of at least one year from the grant date for stock options, SARs, restricted stock, restricted stock units and other awards granted under the plan, subject to a carve-out for awards that in the aggregate do not exceed five percent of the total shares of our common stock reserved for issuance under the 2016 Plan.

Existing Equity Compensation Plan Information

Currently, the 2008 Plan is the only equity incentive plan of the Company under which equity awards may be granted. As of June 30, 2016, the 2008 Plan had 1,019,791 shares available for grant. The table below sets forth the number of shares subject to outstanding awards under the 2008 Plan as of June 30, 2016 and the proposed additional shares available for future awards under the 2016 Plan. If the 2016 Plan is approved at the Annual Meeting, no future grants will be awarded under the 2008 Plan. We have no equity awards outstanding other than stock options.

	Number of shares (as of June 30, 2016)	As a percentage of stock outstanding (34,172,919 shares as of June 30, 2016)
Outstanding stock options(1)	4,981,421	14.58%
Proposed shares available for future awards under 2016 Plan(2)	3,000,000	8.78%
Total shares subject to outstanding awards and proposed for future awards under 2016 Plan	7,981,421	23.36%

(1)	As of June 30, 2016, the weighted average exercise price of our outstanding stock options was $3.60, and the weighted average remaining term of our outstanding stock options was 5.9 years.

(2)	Following approval of the 2016 Plan by stockholders, we will no longer grant awards under the 2008 Plan. Up to 800,000 additional shares that remain available for grant under the 2008 Plan will be carried over to the 2016 Plan.

Historic Use of Equity, Outstanding Awards and Dilution

The table below sets forth our historic use of equity with respect to both employees and non-employee directors in fiscal 2016, 2015 and 2014.

Fiscal Year Ended June 30,	2016	2015	2014
Stock options granted	854,000	831,200	778,500
Weighted average basic common shares outstanding	31,623,473	29,378,250	27,443,592

Reasons for Seeking Stockholder Approval

Our Board believes that equity awards are an important part of the Company’s compensation program. Stockholder approval of the 2016 Plan would allow us to continue to attract and retain directors, executives and other key employees with equity incentives. Based on the advice of Radford, and the Company’s review of our historical rates of equity award issuances, the Company estimates that the availability under the 2016 Plan of 3,000,000 shares, plus up to 800,000 shares that remain available for grant under the 2008 Plan, plus any shares of common stock that would otherwise have become available for grant under the 2008 Plan as a result of the termination or forfeiture of awards, would provide a sufficient additional number of shares to enable the Company to continue to make awards at historical average annual rates for approximately the next four to five years.

In addition, stockholder approval of the 2016 Plan will allow us to provide performance-based compensation under the 2016 Plan that is exempt from the deduction limitations under Section 162(m). Section 162(m) generally provides that compensation provided by a publicly held corporation to its “covered employees” (the corporation’s chief executive officer or any of its three most highly paid named executive officers (other than its chief executive officer or chief financial officer)) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by the corporation’s stockholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. For the 2016 Plan, these terms are described below under “Annual Individual Limits,” “Eligibility” and “Performance Criteria.” Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval, there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m). Furthermore, the Compensation Committee will continue to have authority to continue to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Stockholder approval of the 2016 Plan is also sought for purposes of ASX Listing Rule 7.2 (Exception 9) of the ASX Listing Rules. ASX Listing Rule 7.1 provides that, without the approval of stockholders, an entity must not issue or agree to issue equity securities which amount to more than 15% of its issued share capital in any rolling 12-month period. However, ASX Listing Rule 7.2 sets out a number of exceptions to ASX Listing Rule 7.1. These exceptions include ASX Listing Rule 7.2 (Exception 9), which relates to an issue under an employee incentive scheme if, within three years before the date of issue, stockholders have approved the issue of securities under the scheme. If proposal 5 is approved, all securities issued under the 2016 Plan (including stock options, SARs, restricted and unrestricted stock and stock units, performance awards, cash awards and any other awards convertible into or otherwise based on Company common stock) will be excluded from the 15% limit imposed by ASX Listing Rule 7.1 for a period of three years from the date of the approval. If this proposal 5 is approved, the Company will retain the flexibility to issue equity securities up to the 15% annual placement capacity set out in ASX Listing Rule 7.1 without seeking stockholder approval.

If the 2016 Plan is not approved at the Annual Meeting, the 2016 Plan will not become effective. The Company would continue to make awards under the 2008 Plan, but the remaining number of available shares would be insufficient and will materially affect our ability to attract and retain key talent. We believe that the terms of the 2016 Plan, including its share reserve, are reasonable, appropriate and in the best interests of the Company at this time.

Summary of the Material Terms of the 2016 Plan

The following summary describes the material terms of the 2016 Plan and provides a general description of the U.S. federal income tax consequences applicable to certain transactions involving awards under the 2016 Plan. The following description of certain features of the 2016 Plan is qualified in its entirety by reference to the full text of the 2016 Plan, which is filed as Appendix A to this proxy statement.

Plan Administration. The 2016 Plan is administered by the Compensation Committee, which has the authority to, among other things, interpret the 2016 Plan, determine eligibility for, grant and determine, modify or waive the terms and conditions of awards under the 2016 Plan, and to do all things necessary or appropriate to carry out the purposes of the 2016 Plan. The Compensation Committee’s determinations under the 2016 Plan are conclusive and binding. The Compensation Committee may delegate certain of its duties, powers and responsibilities as it deems appropriate to one or more of its members (or one or more other members of the Board, including the full Board), Company officers or Company employees.

Term. No awards will be made after the tenth anniversary of the 2016 Plan’s approval by our Board, but previously granted awards may continue beyond that date in accordance with their terms.

Authorized Shares. Subject to adjustment, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the 2016 Plan will be 3,000,000 shares, plus up to 800,000 shares that remain available for grant under the 2008 Plan, plus any shares of common stock that would otherwise have become available for grant under the 2008 Plan after the 2016 Plan’s approval as a result of the termination or forfeiture of awards under the 2008 Plan. The number of shares of common stock delivered in satisfaction of awards under the plan will be determined by (i) including shares withheld by the Company in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) including the full number of shares covered by an SAR any portion of which is settled in common stock (and not only the number of shares delivered in settlement) and (iii) by excluding any shares underlying awards that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the issuance of common stock. The number of shares available for delivery under the plan will not be increased by the amount of any shares delivered under the plan that are subsequently repurchased using proceeds directly attributable to stock option exercises. Shares delivered under the 2016 Plan may be authorized but unissued shares or previously issued shares of our common stock acquired by us.

Annual Individual Limits. The maximum number of shares for which stock options may be granted to any person in any calendar year is 3,000,000 shares. The maximum number of shares for which SARs may be granted to any person in any calendar year is 3,000,000 shares. The maximum number of shares subject to awards other than stock options, SARs or cash awards that may be granted to any person in any calendar year is 3,000,000 shares. The maximum amount that may be payable to any employee in any calendar year in respect of any cash award is $5,000,000.

Annual Non-Employee Director Limits. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including all awards granted under the 2016 Plan and any other fees or compensation paid to such director outside of the 2016 Plan for services as a director, will not exceed $350,000. This limit does not apply to any award or shares of stock granted pursuant to a director’s election to receive an award or shares in lieu of cash retainers or other fees. The Board may make an exception to such limit for any director in extraordinary circumstances, as the Board may determine in its discretion, provided that any director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation.

Eligibility. The Compensation Committee selects participants from among the key employees and directors of and consultants and advisors to the Company and its affiliates. Eligibility for incentive stock options (ISOs) is limited to employees of the Company and certain affiliates and eligibility for stock options other than ISOs is limited to individuals providing direct services to the Company or a subsidiary on the date of grant or who the Company reasonably anticipates will begin providing direct services to the Company or a subsidiary of the Company within twelve months following the date of grant. As of September 26, 2016, approximately 20 employees and six directors would be eligible to participate in the 2016 Plan. In the fiscal year ended June 30, 2016, only employees and directors were granted awards under the 2008 Plan. On September 26, 2016, the closing price of a share of our common stock was $3.17.

Types of Awards. The 2016 Plan provides for grants of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, other awards convertible into or otherwise based on shares of our stock and cash awards. Dividend equivalents may also be provided in connection with awards under the 2016 Plan. Awards may be settled in shares of our common stock, cash, property, other awards or a combination thereof.

Stock Options and SARs. The 2016 Plan provides for the grant of ISOs, non-qualified stock options (NSOs), and SARs. The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a 10-percent stockholder, 110% of the fair market value) of a share of our common stock on the date of grant. The Compensation Committee determines when stock options or SARs become exercisable and the terms on which such awards remain exercisable. Stock options and SARs may have a maximum term of no more than ten years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder).

Restricted and Unrestricted Stock: A restricted stock award is an award of our common stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not met, while an unrestricted stock award is not subject to restrictions.

Stock Units. A stock unit award is an unfunded and unsecured promise, denominated in shares of our common stock, and entitles the participant to receive stock or cash measured by the value of the shares in the future. The delivery of common stock or cash under a stock unit may be subject to the satisfaction of performance or other vesting conditions.

Performance Awards. A performance share award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

Cash Awards. A cash award is an award denominated in cash.

Vesting. The Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award, provided that stock options, SARs, restricted stock, restricted stock units and cash awards granted under the 2016 Plan will be subject to a minimum vesting and exercisability period of at least one year from the award grant date, subject to a carve-out for awards that in the aggregate do not exceed five percent of the total shares of our common stock reserved for issuance under the plan.

Termination of Employment or Service. The Compensation Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by the Compensation Committee, upon a termination of employment or service, all unvested stock options and other unvested awards will be forfeited and all vested stock options and SARs will remain exercisable for the lesser of the remaining term of the award and, in the case of a termination due to death, one year following the participant’s death, or, in the case of a termination for any other reason, three months following termination. Notwithstanding the foregoing, upon a termination of employment or service for “Cause” (as defined in the 2016 Plan) or in circumstances that would have constituted grounds for “Cause,” all stock options and SARs, whether or not exercisable, will terminate upon cessation of employment.

Performance Criteria. The 2016 Plan provides that grants of performance share awards may be made subject to achieving “performance criteria” over a specified performance period. Performance criteria with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) are limited to an objectively determinable measure of performance relating to any, or any combination of, the following (measured either absolutely or comparatively, including, without limitation, by reference to an index or indices or the performance of one or more companies, and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to certain adjustments): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

A performance criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Compensation Committee may provide, in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to an award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period of such award that affect the applicable performance criteria.

Transferability. Awards under the 2016 Plan generally may not be transferred except by will or by the laws of descent and distribution. The Compensation Committee may permit the gratuitous transfer of awards other than ISOs.

Corporate Transactions. In the event of a consolidation, merger or similar transaction or series of related transactions, a sale or transfer of all or substantially all of the Company’s assets or a dissolution or liquidation of the Company ( a Covered Transaction), the Compensation Committee may, among other things, provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares of common stock under awards or for a cash out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as the Compensation Committee may otherwise determine, awards not assumed will terminate upon the consummation of such Covered Transaction.

Adjustment. In the event of certain corporate transactions (including, but not limited to, a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of Financial Accounting Standards Board (FASB) ASC Topic 718), the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be issued under and the individual limits included in the 2016 Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities underlying equity awards, the exercise or purchase prices (or base values) of awards and any other terms of awards affected by such change. The Compensation Committee may also make the types of adjustments described above to take into account distributions to stockholders and events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the 2016 Plan.

Recoupment. The Compensation Committee may provide that outstanding awards, whether or not vested or exercisable, and the proceeds from the exercise or disposition of awards or stock acquired under awards will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the participant to whom the award was granted violates a non-competition, non-solicitation, confidentiality or other restrictive covenant or any Company policy that provides for forfeiture or disgorgement with respect to incentive compensation that includes awards under the 2016 Plan. In addition, the Administrator may require forfeiture and disgorgement to the Company of outstanding awards and the proceeds from the exercise or disposition of awards or stock acquired under awards, with interest and other related earnings, to the extent required by law, including, without limitation, Section 10D of the Exchange Act, or applicable stock exchange listing standards and any related Company policy.

Amendment and Termination. The Compensation Committee can amend the 2016 Plan or outstanding awards issued under the 2016 Plan, or terminate the 2016 Plan as to future grants of awards, at any time except that the Compensation Committee will not be able to alter the terms of an award without a participant’s consent if it would materially and adversely affect the participant’s rights under the award (unless expressly reserved by the Compensation Committee at the time of grant). Stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code and applicable stock exchange requirements.

U.S. Federal Income Tax Consequences under the 2016 Plan

The following is a summary of some of the material U.S. federal income tax consequences associated with the grant and exercise of awards under the 2016 Plan under current U.S. federal tax laws and certain other tax considerations associated with awards under the 2016 Plan as of the date hereof. The summary does not address tax rates or non-U.S. or U.S. state or local tax consequences, nor does it address employment-tax or other U.S. federal tax consequences, except as noted.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a tax deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, generally any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, a participant has no taxable income upon the grant of an NSO but realizes taxable income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding tax deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income to a participant, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock or other property received. A corresponding tax deduction is generally available to the Company at that time.

Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have taxable income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding tax deduction is generally available to the Company in the same year that the participant recognizes ordinary income. However, a participant may make an election under Section 83(b) of the Code (83(b) election) to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding tax deduction will generally be available to the Company in the same year that the participant recognizes ordinary income. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2016 Plan, the holding period in the shares begins just after the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Unrestricted Stock. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at the time of such purchase or award, as applicable, over the purchase price, if any, and a corresponding tax deduction is generally available to the Company in the same year that the participant recognizes ordinary income. A participant who purchases or is awarded restricted stock has income as described in the preceding paragraph.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Participants are generally taxed upon settlement (and a corresponding tax deduction is generally available to the Company) of a restricted stock unit, unless he or she has made a proper election to defer the receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m). Stock options, SARs and certain performance awards under the 2016 Plan are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, as discussed above in “Reasons for Seeking Stockholder Approval,” the Committee will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Certain Change of Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of stock options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company.

New Plan Benefits

The 2016 Plan is a new plan and has not previously been put to our stockholders for approval, and no awards will be granted under the 2016 Plan prior to its approval by our stockholders. The Compensation Committee has full discretion to determine the number and amount of awards to be granted to participants under the 2016 Plan, subject to the limits described above under “Annual Individual Limits” and “Annual Non-Employee Director Limits” and the other terms of the 2016 Plan. Therefore, the future benefits or amounts that would be under the 2016 Plan are not determinable at this time.

Required Vote

The Board recommends that you vote FOR the proposal to approve the 2016 Plan.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of the 2016 Plan. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome. The Company will disregard any votes cast on this proposal 5 by any director of the Company and any of their respective “associates” (as that term is defined in ASX Listing Rules and the Australian Corporations Act 2001 (Cth)). However, the Company need not disregard a vote if it is cast by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form, or it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

PROPOSAL 6: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Deloitte & Touche LLP (Deloitte) to serve as our independent registered public accounting firm and to audit our financial statements and our internal control over financial reporting for fiscal 2017. Although ratification is not required, we are seeking stockholder approval of the selection as a matter of good corporate practice. If stockholders do not ratify the appointment, then the Audit and Compliance Committee will consider whether it is appropriate to select a different independent registered public accounting firm or to continue Deloitte’s appointment as our independent registered public accounting firm. Even if stockholders do ratify the appointment, the Audit and Compliance Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if the Audit and Compliance Committee determines that such a change would be in our and our stockholders’ best interests.

Deloitte was our independent registered public accounting firm for fiscal 2016. Deloitte is expected to have a representative present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Board recommends that you vote FOR ratification of Deloitte’s appointment as the independent registered public accounting firm.

The following table sets forth the total fees paid to Deloitte and its affiliates with respect to fiscal 2016 and 2015:

	Fiscal Year Ended June 30,
	2016	2015
	(In thousands)
Audit fees(1)	$425	$412
Audit-related fees(2)	77	32
Tax fees(3)	54	83
All other fees(4)	3	3

	$559	$530

(1)	Audit fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting, the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q and the statutory audit of the Company’s wholly-owned United Kingdom subsidiary.

(2)	These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit fees”. These services in fiscal 2016 were related to a comfort letter in connection with our underwritten public offering in January 2016 and review of our Form S-3 shelf registration statement in November 2015. These services in fiscal 2015 were related to a comfort letter in connection with our ATM facility.

(3)	Tax fees paid to Deloitte for fiscal 2016 and 2015 were related to the preparation of various corporate tax returns as well as tax advice.

(4)	All other fees relates to a subscription to Deloitte’s on-line accounting research database.

Our policies require the Audit and Compliance Committee to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, including engagement fees and terms. The Audit and Compliance Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions to the full committee at its next scheduled meeting, but may not delegate pre-approval authority to members of management. The Audit and Compliance Committee may approve only those non-audit services classified as “all other services” that it believes to be routine and recurring services, to be consistent with SEC rules and to not impair the auditor’s independence with respect to the Company. The Audit and Compliance Committee reviewed and pre-approved all audit services and permitted non-audit services performed during fiscal 2016 and 2015.

INFORMATION ABOUT STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder proposals for inclusion in our proxy statement: To be eligible for inclusion in our proxy statement and form of proxy relating to our 2017 Annual Meeting, stockholder proposals must be submitted pursuant to Securities Exchange Act Rule 14a-8 and received at our principal executive offices no later than June 28, 2017, which is 120 calendar days before October 26, 2017—the anniversary of the date our proxy statement was released to stockholders in connection with the 2016 Annual Meeting. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting on December 12, 2016, then the deadline is a reasonable time before we begin to print and mail proxy materials.

Other stockholder proposals: A nomination of one or more persons for election as a director or any other stockholder proposal not included in our proxy statement for the 2017 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our By-Laws. To be timely, our By-Laws provide that we must have received the stockholder’s notice: (i) not less than 60 days in advance of the meeting if the meeting is to be held on a day which is within 30 days preceding the anniversary of the 2016 Annual Meeting, (ii) not less than 90 days in advance of the meeting if the meeting is to be held on or after the anniversary of the 2016 Annual Meeting, and (iii) in any other cases, not more than 15 days following the date on which notice or public disclosure (as defined in our By-Laws) of the date of the 2017 Annual Meeting is made.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing requirements and with the SEC regulations regarding stockholder proposals.

ADDITIONAL INFORMATION

Voting Requirements and Proxies

Nominees receiving a plurality of votes properly cast for the election of directors (proposals 1.1-1.6) will be elected directors. All other proposals require approval of a majority of votes properly cast on the respective proposals.

If you vote by Internet, telephone or mail, the person whom you have named proxy will vote your shares in accordance with your instructions. If you vote by Internet, telephone or mail without providing instructions as to how your vote should be cast, the person whom you have named as proxy will vote in favor of election of all directors and in favor of the other proposals contained in this proxy statement. However, if your shares are held by a broker or nominee and you do not instruct the broker or nominee, your shares may be counted for purposes of a quorum for the meeting, but the broker or nominee will vote your shares only with respect to ratification of the appointment of the independent registered public accounting firm (proposal 6) and will not vote your shares with respect to the election of directors (proposals 1.1, 1.2, 1.3, 1.4, 1.5 and 1.6), approval of option grant and restricted stock unit grant to the CEO (proposal 2), approval of option grants to non-executive directors (proposals 3.1, 3.2, 3.3, 3.4 and 3.5), advisory vote on executive compensation (proposal 4) or approval of the pSivida Corp. 2016 Incentive Plan and reservation of shares for awards thereunder (proposal 5), and these broker non-votes will not affect the outcome of these votes. Abstentions will be counted for purposes of determining the quorum for the meeting but will not affect the outcome of the vote on any proposal. If any other matters are properly presented for voting at the Annual Meeting, the person whom you have named as proxy will have discretionary authority to vote in accordance with his or her own judgment, including the authority to vote to adjourn the meeting. The person named as proxy will be able to vote your shares as described above at postponed or adjourned meetings.

Other Business

At the time of mailing this proxy statement, we do not know of any other matter that properly may come before the Annual Meeting, and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will be able to vote on those matters in accordance with their own judgment.

If there are insufficient votes to approve the proposals, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Proxy Solicitation

We will bear the cost of soliciting proxies. We plan to engage a proxy solicitation firm to assist in soliciting proxies by personal interview, mail, telephone, facsimile or other electronic means of communication for a fee of not more than approximately $15,000, plus expenses. In addition, our directors, officers and employees may solicit proxies in like manner. These persons will not receive any additional or special compensation for their solicitation services.

DIRECTIONS TO ANNUAL MEETING

From Boston Logan International Airport

Follow the signs toward I-90 West/Ted Williams Tunnel. Take Ted Williams Tunnel to Exit 17. Take Morse Street and California Street to Pleasant Street in Watertown.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 1:00 a.m., Eastern Time, on December 12, 2016.

Vote by Internet
		•	Go to www.envisionreports.com/PSDV
		•	Or scan the QR Code with your smartphone.
		•	Follow the steps outlined on the secure website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 – 6.

1.	Election of Directors:									+
		For	Withhold		For	Withhold		For	Withhold

	01 – David J. Mazzo	☐	☐	02 – Nancy Lurker	☐	☐	03 – Michael Rogers	☐	☐

	04 – Douglas Godshall	☐	☐	05 – James Barry	☐	☐	06 – Jay Duker	☐	☐

		For	Against	Abstain
2.	Approval of stock option grant and restricted stock unit grant to CEO Nancy Lurker.	☐	☐	☐

3.	Approval of stock option grant to the following non-executive directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 – David J. Mazzo	☐	☐	☐	02 – Michael Rogers	☐	☐	☐	03 – Douglas Godshall	☐	☐	☐

	04 – James Barry	☐	☐	☐	05 – Jay Duker	☐	☐	☐
										For	Against	Abstain
4.	Approval on an advisory basis of pSivida Corp.’s 2016 executive compensation									☐	☐	☐

5.	Approval of the pSivida Corp. 2016 Incentive Plan									For	Against	Abstain
										☐	☐	☐

6.	Ratification of the appointment of Deloitte & Touche LLP									For	Against	Abstain
										☐	☐	☐

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 12, 2016: The proxy statement and the Annual Report for our fiscal year ended June 30, 2016 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of

pSivida Corp. Stockholders

Monday, December 12, 2016, 10 a.m. (EST)

480 Pleasant Street,

Watertown, Massachusetts 02472

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

You may obtain directions to the Annual Meeting

by calling our office at (617) 972-6235 or

e-mailing our office at afandel@psivida.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 12, 2016: The proxy statement and the Annual Report for our fiscal year ended June 30, 2016 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — pSivida Corp.	+

Notice of 2016 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders — December 12, 2016

The undersigned hereby appoints David J. Mazzo and Lori Freedman, and each of them, each with the full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of pSivida Corp. to be held on Monday, December 12, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, each of the Proxies will have authority to vote FOR the election of all nominees and FOR proposals 2, 3.1, 3.2, 3.3, 3.4, 3.5, 4, 5 and 6.

In his or her discretion, each of the Proxies is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+